     As filed with the Securities and Exchange Commission on July 16, 1998
                                                    Registration No. 333-44615
 ==============================================================================
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 PRE EFFECTIVE
                                AMENDMENT NO. 4
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                       ---------------------------------
                        BRAKE HEADQUARTERS U.S.A., INC.
               (Name of Registrant as Specified in Its Charter)
                       ---------------------------------

              Delaware                                 22-3048534
       -----------------------                       ----------------
       (State or Jurisdiction                        (I.R.S. Employer
         of Incorporation or                          Identification
            Organization)                                 Number)

                             33-16 Woodside Avenue
                       Long Island City, New York 11101
                                (718) 779-4800
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                      ----------------------------------
                            Joseph Ende, President
                        Brake Headquarters U.S.A., Inc.
                             33-16 Woodside Avenue
                       Long Island City, New York 11101
                                (718) 779-4800
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
                            Elliot H. Lutzker, Esq.
                            Snow Becker Krauss P.C.
                               605 Third Avenue
                           New York, New York 10158
                           Telephone: (212) 687-3860
                              Fax: (212) 949-7052

         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               EXPLANATORY NOTE

      This Pre-Effective Amendment No.4 to the Brake Headquarters U.S.A., Inc. Registration Statement on Form S-3 (No. 333-44615) is being filed to remove from this registration statement an aggregate of 2,270,385 shares of Common Stock. These shares were included in the last three lines of Common Stock listed in the Calculation of Registration Fee on p. (ii) and footnotes 13-15 on p. (iii) of Amendment No. 2 filed on June 17, 1998 and will now be included in a separate Form S-3 Registration Statement.

--------------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

    Title of Each Class of                                      Proposed Maximum     Proposed Maximum
 Securities to be Registered               Amount to be          Offering Price     Aggregate Offering    Amount of
         Fee                               Registered             Per Share(1)          Price(1)        Registration
 ---------------------------           ---------------------    ----------------   ------------------   -------------

Common Stock, $.001 par value           525,000 shs.  (2)           $4.18(3)          $ 2,194,500         $  665.00(4)
Class A Common Stock
   Purchase Warrants                     566,000 wts. (2)           $3.80             $ 2,150,800         $  651.76(5)
Common Stock, $.001 par value            566,000 shs. (6)(9)             (7)                     (7)               (7)
Common Stock, $.001 par value            722,951 shs. (8)(9)        $4.18(3)          $ 3,021,935         $  915.74(10)
Common Stock, $.001 par value             38,615 shs. (11)          $3.25(12)         $   125,499         $   38.03
Common Stock, $.001 par value             50,000 shs. (13)          $1.00(14)         $    50,000         $   14.75
                                      --------------                                  -----------         ---------
           TOTAL:                      1,902,566 shs.                                 $ 7,542,734         $2,285.28(15)
                                      ===============                                 ===========         =========



------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").

(2) Of these securities, (i) 490,000 shares were issued by the registrant as the components of 450,000 units in an August 1996 private placement (the "1996 Placement") and upon exercise in December 1996 by the placement agent for the 1996 Placement of warrants to purchase up to 40,000 units, with each unit consisting of one share of Common Stock and two Class A Common Stock Purchase Warrants, and (ii) 35,000 shares were registered under the Securities Act on October 4, 1996 as part of the 174,633 shares registered for selling shareholders.

(3) Pursuant to Rule 457(c) under the Securities Act, the registration fee has been calculated based upon the average of the bid and asked prices of the Common Stock on January 7, 1998, as reported by Nasdaq.

(4)  Fee previously paid on October 4, 1996 for 664,633 shares of Common Stock.

(5) Fee previously paid on October 4, 1996 for 980,000 Class A Common Stock Purchase Warrants.

(6)  Issuable upon exercise of the Class A Common Stock Purchase Warrants.

(7) Pursuant to Rule 457(g), no additional registration fee is required for these shares.

(8) Consists of (a) up to 303,951 shares issuable upon conversion of $1,000,000 aggregate principal amount of the registrant's 5% Convertible Subordinated Debentures due November 7, 1998 (the "1997 Debentures") at a conversion price of $3.29 per share (as adjusted upon the filing of this Registration Statement pursuant to the terms of the debentures, however, currently convertible at 82.5% of the average closing bid price); (b) up to 10,000 shares issuable upon exercise of warrants to purchase Common Stock at $9.88 per share expiring November 7, 2002 (the "Investor Warrants"), which Investor Warrants were issued to the purchasers of the Debentures;
     (c) up to 264,000 shares currently issuable upon conversion of $600,000 aggregate principal amount of the registrant's 8% Convertible Subordinated Promissory Notes due November 7, 1998, (the "1997 Notes"), at a conversion price of equal to 70% of the market value at the time of conversion, but not more than $3.00 per share; (d) 100,000 shares issued in connection with an acquisition by the Registrant (the "Acquisition Shares") and (e) up to 45,000 shares issuable upon exercise of a warrant at $8.03 per share, issued to a lender in connection with a loan transaction (the "Creditor's Warrant"). The 1997 Debentures, Investor Warrants and the 1997 Notes were issued by the registrant in private placements in November 1997. The Acquisition Shares and the Creditor's Warrant were also issued in November 1997.

(9)  Pursuant to Rule 416 under the Securities Act, this Registration
     Statement also covers such indeterminable number of additional shares as may become issuable as a result of anti-dilution adjustments in accordance with the terms of the Class A Common Purchase Warrants, the Investor Warrants, the Creditor's Warrant, the 1997 Notes, the 1997 Debentures, the 1998 Warrants and the 1998 Debentures. In addition, in the event of an increase in the number of shares issuable upon conversion of the 1997 Debentures, 1998 Warrants and 1998 Debentures, by reason of the floating rate conversion price, the number of shares registered shall be automatically increased to cover additional shares in an indeterminate amount in accordance with Rule 416(a) under the Securities Act.

(10) Fee previously paid on January 20, 1998 with this Registration Statement.

(11) Consists of (a) 8,615 additional shares issuable to the holders of the 1997 Debentures described in note (8) above in satisfaction of interest and penalties upon redemption, and (b) 30,000 shares issued to Walsh Manning Securities, LLC.


(12) Pursuant to Rule 457(c) under the Securities Act, the registration fee has been based upon the $3.25 per share closing price of the Common Stock on May 5, 1998, as reported by Nasdaq.

(13) 50,000 shares issuable upon conversion of $50,000 aggregate principal amount of the registrant's 5% Convertible Debentures due November 7, 1998 (the "Interest Dedentures") which were issued to the holders of the 1997 Debentures described in note (8) above in satisfaction of additional interest and penalties.

(14) Pursuant to Rule 457(c) under the Securities Act, the registration fee has been based upon the $1.00 per share closing price of the Common Stock on July 13, 1998, as reported by Nasdaq.


(15) Of the $2,285.28 total Registration Fee, $1,317.97 was previously paid by the Company pursuant to the Registration Statement on Form S-1, Registration No. 333-13533, filed on October 4, 1996, and $836.19 was paid with this Registration Statement on January 20, 1998 and $116.37 was paid with Amendment No. 1 to this Registration Statement on May 8, 1998 and $14.75 is being paid with this Amendment No. 4 to this Registration Statement.


                                   ----------

Pursuant to Rule 429 under the Act, this Registration Statement relates to the Registration Statement on Form-S-1 (File No. 333-13533), as amended.

The Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



PROSPECTUS
----------

                  SUBJECT TO COMPLETION, DATED JULY 16, 1998
                       1,902,566 Shares of Common Stock
             566,000 Class A Class Common Stock Purchase Warrants

                        BRAKE HEADQUARTERS U.S.A., INC.

         This Prospectus relates to up to 1,902,566 shares of Common Stock, par value $.001 per share ("Common" Stock), of Brake Headquarters U.S.A., Inc. (the "Company") that may be sold by certain selling stockholders named herein, consisting of: (i) 10,000 shares (subject to adjustment) issuable upon the exercise of warrants until November 7, 2002 (the "Investor Warrants"); (ii) 303,951 shares (subject to adjustment at 82.5% of the average closing bid price at conversion) issuable upon conversion of up to $1,000,000 aggregate principal amount of the Company's 5% Convertible Subordinated Debentures due November 7, 1998 (the "1997 Debentures"), and an additional 58,615 shares issuable to the holders of the 1997 Debentures in satisfaction of interest and penalties upon their redemption; (iii) 264,000 shares (subject to adjustment) issuable upon the conversion of up to $600,000 aggregate principal amount of the Company's 8% Convertible Subordinated Promissory Notes due November 7, 1998, as amended (the "1997 Notes"); (iv) 100,000 shares issued to certain persons in connection with an acquisition by way of merger by the Company (the "WAWD Acquisition"); (v) 45,000 shares (subject to adjustment) upon exercise of a warrant issued to a lender in connection with a loan transaction ("Creditor's Warrant").

         This Prospectus covers all of the shares of Common Stock that have been issued or are issuable upon the conversion of the 1997 Debentures, the Interest Debentures and 1997 Notes (collectively, the "Convertible Securities"). Based on the current trading prices of the Common Stock, the Convertible Securities would convert into the number of shares of Common Stock set forth above. The foregoing estimates are for illustrative purposes only. The actual number of shares of Common Stock issued or issuable upon conversion of the Convertible Securities are subject to adjustment and could be materially less or more than such estimated amount, depending upon factors that cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. See "Risk Factors - Securities Market Factors." There are also limitations on the number of shares of Common Stock that can be issued upon conversion at any particular time. To the extent such a conversion would result in certain holders beneficially owning more than 9.99% of the then outstanding Common Stock the holder would be limited in the number of shares of Common Stock which could be converted. See "Recent Developments"; "Selling Securityholders"; and "Plan of Distribution."

         This Prospectus also relates to the following securities that may be sold by certain existing selling securityholders: (i) up to 490,000 shares of Common Stock; (ii) up to 566,000 redeemable Class A Common Stock purchase warrants (the "Class A Warrants"); (iii) 566,000 shares of Common Stock issuable upon exercise of such Class A Warrants; (iv) 35,000 shares of Common Stock held by a private investor who has "piggyback registration rights" and
(v) 30,000 shares of Common Stock held by Walsh Manning Securities, LLC. Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock at $3.80 per share, subject to adjustment in certain circumstances, until August 13, 1999.


         The Common Stock may be offered from time to time by the selling stockholders and selling securityholders named herein (collectively, the "Selling Securityholders") through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from the sale of Common Stock and/or Class A Warrants (collectively, the "Securities") by the Selling Securityholders. The Class A Warrants, Investor Warrants and Creditor's Warrants are collectively sometimes referred to herein as the "Warrants." See "Selling Securityholders" and "Plan of Distribution."


         Management of the Company holds an aggregate of approximately 47% of the Company's issued and outstanding Common Stock. These persons will be able to control the outcome of all matters requiring a vote, including elections for the Board of Directors for which the Company's President and Principal Stockholder currently has the exclusive right to elect a majority of the Board of Directors.


         The Common Stock is traded in the over-the-counter market and is quoted on the NASDAQ SmallCap Market ("NASDAQ") under the symbol BHQU. On July 14, 1998, the closing sale price per share of the Common Stock as reported by
NASDAQ was $.73.
                              --------------------


          THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A
              HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY
                 INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR
                     ENTIRE INVESTMENT. SEE "RISK FACTORS"
                                  ON PAGE 8.
                          --------------------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         Pursuant to Rule 429 under the Act, this Registration Statement relates to the Company's Registration Statement on Form S-1 (File No. 333-13533), as amended.



                   The date of this Prospectus is July __, 1998

         The registration of the securities being offered hereby is being effected pursuant to registration rights granted by the Company to the Selling Securityholder. In accordance with the terms of the registration rights granted to the Selling Securityholders, the Company will bear the expenses of such registration, estimated to be $55,000, except that the Selling Securityholders will bear the cost of all brokerage commissions and discounts incurred in connection with the sale of this securities being offered hereby and their respective legal expenses.

         Any brokers, dealers or agents that participate in the distribution of the securities offered hereby may be deemed to be underwriters under
Section 2(11) of the Securities Act of 1933, as amended, (the "Securities Act") and any commissions or discounts received by them on the resale of such Securities may be deemed to be underwriting compensation under the Securities Act. The sale of Securities by the Selling Securityholders is subject to the prospectus delivery and other requirements of the Securities Act. See "Plan of Distribution."


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements, information statement and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed a Registration Statement on Form S-3 under the Securities Act with the Commission in Washington, D.C. with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company, reference is made to the Registration Statement and such exhibits as well as the reports, proxy and information statements and other information filed under the Exchange Act, which can be inspected and copied at the Public Reference section of the Commission at Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:


         (a) Annual Report on Form 10-K for the year ended December 31, 1997, as amended on June 30, 1998 ("Form 10-K");

         (b) Quarterly Report on Form 10-Q for the Quarter ended March 31, 1998 ("Form 10-Q") as amended on June 19, 1998;


         (c) Information Statement dated April 3, 1998;


         (d) Current Report on Form 8-K for November 17, 1997 as amended on February 2, 1998, May 22, 1998 and July 15, 1998; and


         (e) The description of the Company's Common Stock and Warrants contained in its Registration Statement on Form S-1 (Commission File No. 333-13533) declared effective on November 12, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         The Company will provide without charge to each person to whom a Prospectus is delivered upon written or oral request of such person, a copy of any documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests should be directed to Mr. Marc Ruskin, Chief Financial Officer, Brake Headquarters U.S.A., Inc., 33-16 Woodside Avenue, Long Island City, New York 11101; telephone:
(718)779-4800.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. This Prospectus contains, in addition to historical information, forward-looking statements that involve a number of risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, intense competition; the Company's dependence on the automotive industry, which is cyclical; historical decreases in internal growth rates; the Company's ability to manage growth; and other risks discussed under "Risk Factors," as well as those discussed elsewhere herein and in reports filed by the Company with the Commission from time to time.

                                   The Company

         Brake Headquarters U.S.A., Inc. (the "Company")is a publicly-owned holding company, substantially all of its current business operations are conducted through two of its wholly-owned subsidiaries, Sanyo Automotive Parts, Ltd. ("Sanyo Automotive") and WAWD, Inc. ("WAWD"). Sanyo Automotive is a specialized distributor in the automotive aftermarket of a complete line of brake system products including brake drums and rotors, brake master cylinders, wheel cylinders, brake pads, brake shoes and brake hoses for virtually all makes and models of domestic and foreign passenger cars and light trucks from model year 1976 to the present. The Company also sells a variety of other "undercar" parts, including ride control products, steering/suspension parts, drive shafts, shock absorbers and clutches. The brake line products are sold primarily under the registered trademarks "Brake Headquarters, U.S.A., "Brake Headquarters" and other private labels.

         WAWD is a direct importer of automotive parts. WAWD's primary customers and channel of distribution of the products sold are to jobbers and high-line European and Asian installer markets. Products are normally sold in the manufacturers' packaging and very few parts are sold under the WAWD name. WAWD maintains coverage for over 30,000 stock keeping units ("SKU's"). The products carried include such product lines as filters, clutches, brakes, water pumps, ignition, wire sets, hoses, belts, exhaust, air conditioning, radiators, pistons, gaskets, shock absorbers, cables, headlights, brakes, hydraulics, electrical and rotating electrical parts, and steering and suspension parts. The product lines sold by WAWD are primarily replacement parts for the import car market.

         Other operating subsidiaries include ABS Brakes, Inc., which operates a plant for the assembly of domestic brake pads; and Quality First Brakes, Inc., which operates a wholesale warehouse in Long Island, New York. Sales are primarily made to installers within the area, and sell a similar product line to those of Sanyo Automotive.

         The Company was incorporated in the State of Delaware on July 13, 1988 as a blind pool which did not conduct business operations until July 1992, when it acquired in a reverse acquisition (the "Reverse Merger"), all of the outstanding capital stock of Sanyo Automotive, a New York corporation formed in 1976. In connection with the Reverse Merger, the Company changed its name to Sanyo Industries, Inc. and on August 8, 1995, Sanyo Industries, Inc., changed its name to Brake Headquarters U.S.A., Inc. In November 1997, the Company acquired by way of a merger, substantially all of the assets and certain liabilities of WAWD.

         The Company's executive offices are located at 33-16 Woodside Avenue, Long Island City, New York 11101; and its telephone number is (718) 779-4800.

                                  The Offering

Common Stock Offered...................   1,902,566 shares of Common Stock

Warrants...............................   566,000 Class A Warrants. The Class
                                          A Warrants are exercisable until
                                          August 13, 1999 at a per share
                                          exercise price of $3.80, and are
                                          subject to redemption by the
                                          Company.

Common Stock outstanding (1)...........   4,563,321 shares

Common Stock to be Outstanding
Upon Exercise of Outstanding
Warrants and Convertible
Securities.............................   6,542,810 shares(2)

Use of Proceeds........................   The Company may receive a range of
                                          net cash proceeds from zero up to
                                          approximately $6,827,100 from time to
                                          time upon exercise of the Warrants.
                                          The amount of proceeds actually
                                          received by the Company will depend
                                          upon the number of Warrants actually
                                          exercised. The Company will use the
                                          net proceeds for repayment of
                                          long-term debt if sufficient funds are
                                          received, and/or for working capital
                                          and general corporate purposes. The
                                          Company will not receive any
                                          proceeds from sales of Common Stock
                                          by the Selling Securityholders. See
                                          "Use of Proceeds."

Risk Factors...........................   The securities offered hereby are
                                          speculative and involve a high
                                          degree of risk and should not be
                                          purchased by investors who cannot
                                          afford the loss of their entire
                                          investments. See "Risk Factors."

NASDAQ Symbols

Common Stock...........................   BHQU

Class A Warrants.......................   BHQUW

----------


(1) Based on shares outstanding on June 12, 1998, but does not include any shares issuable under footnote (2) below.

(2) Gives effect to the issuance of an aggregate of 1,979,489 shares of Common Stock consisting of (i) 566,000 shares reserved for issuance upon exercise of the Class A Warrants; (ii) 264,000 shares (subject to adjustment) reserved for issuance upon conversion and/or redemption of the 1997 Notes; (iii) an aggregate of 362,566 shares (subject to adjustment) reserved for issuance upon conversion with interest and/or upon redemption of the 1997 Debentures; (iv) 576,923 shares (subject to adjustment) reserved for issuance upon conversion of the $1,500,000 principal amount of 8% Subordinated Convertible Debentures ("1998 Debentures") issued on April 29, 1998, and an additional 110,000 shares issuable upon conversion of interest due thereon; (v) up to 15,000 shares (subject to adjustment) reserved for issuance upon exercise of the 1998 Debenture Warrants issued on April 29, 1998; (vi) 45,000 shares (subject to adjustment) reserved for issuance upon the exercise of the Creditor's Warrant; (vii) 10,000 shares reserved for issuance upon exercise of the Investor Warrants; and (viii) 30,000 shares reserved for Walsh Manning Securities, LLC. Does not include 100,000 shares reserved for issuance under the Employee Stock Bonus Plan; 10,000 shares reserved for issuance upon conversion of the Company's outstanding Class B Preferred Stock; 1,248,000 shares underlying options granted under the Company's 1994 Stock Option Plan, 1995 Stock Option Plan, or otherwise (collectively, the "Option Plans"). See "Selling Stockholders," "Recent Developments" and "Plan of Distribution."

                            SUMMARY FINANCIAL DATA

Statement of                                                                                                    Three Months Ended
Operations Data:                                             Year Ended December 31,                                  March 31,
------------------------------------------------------------------------------------------------------------  ---------------------
                                      1997             1996             1995          1994            1993       1998       1997
                                      ----             ----             ----          ----            ----       ----       ----
Net sales......................  $30,181,965       $32,599,096    $30,463,730     $25,094,473   $17,717,023  $16,388,509 $7,531,420

Income (loss) from operations..     (682,554)          240,85l        569,690      (1,041,037)(1)    70,009      142,036    141,476

Interest expense...............     (991,962)         (875,305)      (774,762)       (520,602)     (314,796)    (448,645)  (202,083)

Net income (loss)..............     (949,330)         (466,454)      (179,072)     (1,968,909)(1)    41,187     (182,989)    33,239

Net income (loss) per basic
  and diluted common share (2).        $(.22)      $      (.13)  $       (.10)    $      (.92)   $      .00  $      (.04) $     .01




Balance Sheet Data:                               As of December 31,                             As of March 31, 1998
-------------------------------------------------------------------------------------------  --------------------------

                          1997          1996         1995        1994          1993           Actual      As Adjusted(3)
                          ----          ----         ----        ----          ----           ------      --------------

Working capital        $23,737,661  $ 9,334,035   $3,237,259   $ 3,706,239   $ 1,823,459    $22,836,408   $25,447,358

Total assets            38,180,367   21,023,644   15,496,294    11,937,143    10,189,885     37,081,667    39,692,617

Long-term debt          16,239,285    5,665,870      630,494       216,469       133,927     15,590,397    15,590,397

Total
stockholders'
equity                   6,449,166    5,506,395    3,855,804      4,124,961    2,176,102      6,266,177     8,877,127

----------
1) After a non-cash compensatory charge of $2,314,000 resulting from the release of escrow shares, the exercisability of warrants and the conversion of preferred stock upon the Company's attainment of the specified 1994 income level under the July 1992 Reverse Merger and certain cumulative levels for the three year period ended December 31, 1994.

(2)      Net income (loss) per share is computed on the basis described in
         Note 1 of Notes to Consolidated Financial Statements including, but not limited to, the adjustment for the $112,730 dividend on preferred stock in 1995.

(3) Assumes the exercise of the Warrants and the Company's receipt of net proceeds of approximately $2,610,950 and the use of such proceeds for working capital purposes without the repayment of any long-term debt. See "Use of Proceeds."

                               RECENT DEVELOPMENTS



         On April 29, 1998, the Company completed a private financing of $1,500,000 principal amount of 8% subordinated convertible debentures due April 30, 2000 (the "Debentures"). The two foreign investors (the "Purchasers") also received five-year warrants to purchase an aggregate of 15,000 shares of Common Stock at $3.93 per share. The Debentures are convertible, commencing the earlier of 60 days from the date of Closing or the effective date of a Registration Statement other than this one covering the shares of Common Stock underlying the Debentures and Warrants, at a conversion rate equal to the greater of (a) the lower of (i) 80% of the Market Price on the Conversion Date, or (ii) $3.76; or (b)the Floor Price of $2.00 per share. The Debentures are redeemable, with the consent of the Company's lender, at any time at 120% of their principal amount plus all accrued interest and are subject to mandatory redemption by the Company if the Market Price falls below the Floor Price.

         In connection with the above-described financing, the Purchasers also agreed to purchase up to $4,000,000 of additional securities on or before April 30, 2000, subject to certain contingencies. For all of the above reasons, the Company believed that this arms length negotiated transaction was the best alternative for the Company in raising money, although the shares are issuable at a discount to the market.



                                  RISK FACTORS

         In evaluating an investment in the securities offered hereby, prospective investors should consider carefully, among other things, the following risk factors, as well as the other information contained in this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve a number of risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, intense competition; the Company's dependence on the automotive industry, which is cyclical; historical decreases in internal growth rates; the Company's ability to manage growth; and other risks discussed below, as well as those discussed elsewhere herein and in reports filed by the Company with the Commission from time to time.

         Lack of Historical Profitability. Potential investors should be aware that the Company has not reported a full fiscal year of profitability since calendar 1993, and there can be no assurance that the Company will achieve profitability in the future or maintain consistent profitability. During 1997 the Company experienced an overall decrease of 7.8% in gross sales levels. The Company experienced a 20.1% decrease in gross sales, exclusive of the effects of its acquisition of WAWD. In 1997, the Company incurred a net loss of $949,330, including an accounts receivable bad debt provision of $892,000. The Company's prospects must therefore be evaluated in light of the problems, expenses, delays and complications associated with operating, managing, integrating and attempting to achieve profitability based on expanded operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements.

         Ability to Manage Growth. The Company acquired WAWD in November 1997 and intends to continue to expand its current level of operations. WAWD reported gross sales of approximately $44,515,000 and $45,097,000, for the years ended December 31, 1997 and 1996, respectively. The Company's rapid growth is expected to place significant demands on the Company's management, technical, financial and other resources. In addition, successful expansion of the Company's operations will depend on, among other things, its ability to attract, hire and retain skilled management and other personnel, secure adequate sources of products on commercially reasonable terms and successfully manage growth, none of which can be assured. To manage growth effectively, the Company will need to improve operational, financial and management information systems, procedures and controls. There can be no assurance that the Company will be able to manage its future growth effectively, and failure to do so could have a material adverse effect on the Company's business, financial condition and/or operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Integration of Acquisition. The Company has not been able to expand internally because of its loss of a principal customer, Autozone, Inc. ("Autozone"), which has not been fully replaced. Therefore, a key component of the Company's future success depends upon its ability to combine the operations of WAWD into a coherent vertically integrated company. There can be no assurance that the Company will be able to effectively integrate WAWD with its own operations, and failure to do so could have a material adverse effect on the Company's business, financial condition and/or operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Leverage. The Company incurred approximately $7,900,000 of indebtedness in connection with its acquisition of WAWD and its refinancing with its senior lender in November 1997 plus an additional $1,500,000 of 1998 Debentures sold in April 1998. The Company remains leveraged and its present debt service requirements are approximately $130,000 per month, inclusive of the April 1998 Debenture financing at interest rates ranging from LIBOR plus 2.25% to prime plus 1%. The effect of such leverage may negatively impact, without limitation, the ability of the Company (i) to obtain additional financing on favorable terms; (ii) to service existing debt; and (iii) to comply with financial and other covenants and operating restrictions imposed under the terms of its existing long-term indebtedness.

         The ability of the Company to satisfy such obligations will primarily depend upon the future financial and operating performance of its operating subsidiaries and upon the Company's ability to renew or refinance bank borrowings and/or to raise additional equity capital. The Company's future performance is dependent upon financial, business and other economic factors affecting the Company and the automotive aftermarket industry in particular, many of which are beyond the control of the Company and its subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."


         Highly Competitive Industry. The automotive aftermarket industry in general, and the brake parts market in particular, is highly competitive. The direct competitors to the Company's distribution activities include manufacturers consisting of Brake Parts, Inc.; Wagner Brakes, a subsidiary of Cooper Industries, Inc.; EIS Brake Plants Division of Standard Motor Products, Inc.; and the ITT Automotive Aftermarket Division of ITT/AIMCO. Many of the Company's competitors are larger and have substantially greater financial resources than the Company and may be able to sell merchandise at lower prices than the Company. In addition, manufacturers who compete with the Company are not dependent on relationships with suppliers as is the Company. The Company's direct competitors who are distributors include Universal Brake Parts and California Drum and Rotor.

         Dependence on Automotive Industry. The Company's business is dependent upon the automotive industry, which industry is cyclical and has historically experienced periodic downturns. These downturns are difficult to predict and have often had a material adverse effect on the undercar parts industry. Management believes, based on its experience, that it operates in a recession resistant segment of the automotive industry. This is because vehicle owners tend to repair automobiles rather than purchase new ones and drivers will not normally neglect brake repairs. Nevertheless, the Company's future performance may be adversely affected by automotive industry downturns.

         Loss of Principal Customer, Decreases in Internal Growth Rates. The Company's net sales increased by 42% in 1994, 21% in 1995, and 7% in 1996 before a 7% decrease in 1997 (including $4,444,970 of sales by WAWD), as compared to the applicable prior year. During 1995 and 1996, net sales to Autozone, which become a customer in 1993, accounted for approximately 17% and 28%, respectively, of the Company's net sales before terminating its relationship with the Company in the fourth quarter of 1996. There were no other 10% or greater customers in 1996 or in 1997 and WAWD did not have any 10% or greater customers in 1996 or in 1997. The Company's loss of Autozone resulted in a decrease in sales of approximately $9.1 million in 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Dependence on Suppliers. The Company depends upon close relationships with its suppliers of automotive parts and equipment and its ability to purchase products at prices and on terms comparable to similarly situated companies. The Company's ability to purchase at comparable prices and terms was the result of the Company's large volume of purchases from these manufacturers. The Company does not maintain supply contracts with any of its suppliers, because it believes alternative sources exist for most of the products the Company distributes. The loss of any one supplier is not expected to have a material adverse effect on the Company. However, if a new supplier is not obtained in a timely manner and upon acceptable terms, then the Company's operations may be adversely affected.

         Regulatory Considerations and Labor Relations. The Company is subject to federal, state and local laws and regulations concerning workplace safety, zoning and other matters relating to its business. In addition, the Company's warehouse employees in New York and Illinois are subject to collective bargaining agreements. From time to time, the Company has been and may continue to be subject to disputes with its union, none of which has had to date a material adverse effect on the Company's operations. Although to date, the costs and expenses of complying with government regulations have not had a material effect on the Company, a material increase in the cost of such compliance could have a material adverse effect on the Company and its operations.

         Possible Need for Additional Financing. To date, the Company's capital requirements have been significant. The Company anticipates, based on its currently proposed plans and assumptions relating to its operations, that cash flow from operations and currently available financing arrangements, will be sufficient to satisfy its anticipated cash requirements for the next 12 months. In the event that the Company's plans or assumptions change or prove to be inaccurate, there can be no assurance that additional financing will not be required. See "Use of Proceeds."

         The Company's recent acquisition of WAWD, as well as any other acquisitions the Company may conclude, may also require additional financing and/or the issuance of additional equity securities which could result in further dilution to the public stockholders. The Company incurred indebtedness in connection with its acquisition of WAWD and will be subject to risks associated therewith, including the risks of interest rate fluctuations and insufficiency of cash flow to pay interest and principal. There can be no assurance that additional funds, whether in the form of debt or equity, will be available to the Company on commercially reasonable terms or at all.

         Dependence on President. The Company's success is dependent upon the efforts of Joseph Ende, the Company's President and Chief Executive Officer. In July 1995, the Company entered into a three-year employment agreement with Mr. Ende, which automatically renews for consecutive one-year periods unless terminated on 30 days' prior written notice. The loss of Mr. Ende's services would have a material adverse effect on the Company and its operations. The Company maintains a key man life insurance of $3 million on Mr. Ende's life, the proceeds of which are assigned as collateral security for indebtedness owing to a bank.


         Control by President and Principal Stockholder and Effects of Certain Anti-Takeover Provisions. Joseph Ende beneficially owned approximately 47% of the Company's outstanding Common Stock as of April 6, 1998. In addition, as the sole stockholder of the Company's Series B Preferred Stock, which stock votes as a separate class, Mr. Ende has the exclusive right to elect a majority of the Company's Board of Directors until the earlier of the (a) March 31, 2001 redemption date and (b) the date the Company the reports at least $75 million in revenues for any year through December 31, 2000. THIS THRESHOLD HAS BEEN ARBITRARILY SELECTED BY THE COMPANY AND IS NOT TO BE CONSTRUED AS PROJECTIONS OF FUTURE COMPANY OPERATIONS. In the event of any liquidation, dissolution or winding-up, the holder of shares of the Preferred Stock will be entitled to an aggregate preference of $50,000, his basis in the stock; any remaining proceeds of liquidation will be distributed pro rata to holders of the Common Stock. The above-stated $75 million revenue level will be determined by the Company and reported on its audited financial statements. The Series B Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.


         The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware ("GCL"). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person becomes an interested stockholder, unless
(i) the business combination is approved in a prescribed manner or (ii) such interested stockholder owns at least 85% of the corporation's voting stock (excluding shares held by certain designated stockholders) upon completion of the transaction in which such stockholder becomes an interested stockholder.

This effect of such GCL provision could be delayed and make business combinations more difficult even if the business combination could be beneficial to the interests of the stockholders. This provision of the GCL also could limit the price certain investors might be willing to pay in the future for shares of the Common Stock. Consequently, Mr. Ende has the ability to direct substantially all of the Company's affairs.


         Payment of Dividends. No cash dividends have been paid on the Common Stock since the Company's inception. On April 30, 1995, the Company declared a cash dividend of $112,730 on 2,000,000 shares of Class A Preferred Stock of the Company held by its President, Joseph Ende, which amount represented accrued cumulative dividends. Of this amount, $50,000 was exchanged for 1,000 shares of Series B preferred Stock of the Company and the balance was credited to the payment of certain advances made to Mr. Ende by the Company. No cash dividends are contemplated in the foreseeable future, and the Company presently intends to retain all of its earnings for the future operations and growth of its business. The Company's loan agreement with one of its lenders prohibits the payment of dividends on its outstanding capital stock.

         Effect of Outstanding Warrants, Debentures and Options. As of July 10, 1998, the Company had outstanding warrants, debentures, and options to purchase up to an aggregate of approximately 3,859,489 shares of Common Stock, including the Class A Warrants to purchase up to 566,000 shares, the Investor Warrants to purchase up to 10,000 shares, the Creditor's Warrant to purchase up to 45,000 shares, and the 1998 Debenture Warrants to purchase up to 15,000 shares at exercise prices ranging from $2.00 to $9.88 (collectively, the "Warrants"); and options granted under the Option Plans to purchase up to 1,248,000 shares (plus an additional 552,000 shares available for grant under the Option Plans), at exercise prices ranging from $2.25 to $6.88. In addition, at such date, the Company had outstanding $3,150,000 aggregate principal amount of Convertible Securities currently convertible into an aggregate of up to approximately 1,313,489 shares of Common Stock (subject to adjustment) and 1,000 shares of Series B Preferred Stock convertible into 10,000 shares of Common Stock. The terms upon which the Company will be able to obtain additional equity financing may be adversely affected since the holders of outstanding Warrants, options and Convertible Securities can be expected to exercise or convert them at a time when, in all likelihood, the Company would be able to obtain any needed capital on terms more favorable to the Company than those provided by such securities. See "Risk Factors - Shares Eligible for Future Sale, Registration Rights" and "Recent Developments."

         Shares Eligible for Future Sale; Registration Rights. Of the 4,563,321 shares of Common Stock currently issued and outstanding, approximately 2,200,000 shares of Common Stock (excluding the shares offered hereby) are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act ("Rule 144"), and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including the exemption provided by Rule 144.

         The Company has granted certain registration rights to the holders of an aggregate of approximately 2,474,489 shares of Common Stock (including those issuable upon the exercise of the Warrants and upon conversion of the Convertible Securities registered hereby, but excluding shares now saleable under Rule 144) and has agreed to maintain a current prospectus to permit the exercise of the Warrants and Convertible Securities. In particular, the Company has granted shelf-registration rights pursuant to a Registration Rights Agreement, dated November 7, 1997, with respect to the shares of Common Stock underlying the Debentures, any such shelf-registration to be continuously effective until the earlier of (i) all shares of the Registrable Securities, as defined in the Registration Rights Agreement have been sold or
(ii) the second anniversary of the effective date of this Registration Statement. No prediction can be made as to the effect, if any, that sales of shares of Common Stock pursuant to such registration rights, or otherwise, or even the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability in the future to raise capital through the sale of its equity securities.

         During the respective terms of the Company's outstanding options and Warrants, the holders thereof may be able to purchase Common Stock at prices substantislly below the then current market price of the Company's public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability in the future to raise capital through the sale of its equity securities.

         During the respective terms of the Company's outstanding options and Warrants, the holders thereof may be able to purchase Common Stock at prices substantially below the then current market price of the Company's Common Stock with a resultant dilution in the interests of the existing shareholders. In addition, the exercise of outstanding options and Warrants and the subsequent public sales of Common Stock by holders of such securities pursuant to a registration statement effected at their demand, under Rule 144 or otherwise, could have an adverse effect upon the market for and price of the Company's securities. See "Plan of Distribution"; and "Management" and "Executive Compensation" in the Company's Form 10-K.

         Securities Market Factors. In recent years, the securities markets have experienced a high level of volume volatility and market prices for many companies, and particularly small and emerging growth companies have been subject to wide fluctuations in response to quarterly variations in operating results. The securities of many of these companies which trade in the over-the-counter market, have experienced wide price fluctuations, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock. Factors such as the Company's operating results, the expansion of the Company's operations pursuant to a recent acquisition announcements by the Company or its competitors concerning proprietary innovations, new products, government regulations and developments or disputes relating to proprietary rights and factors affecting the automobile industry generally may have a significant impact on the market for the Company's securities. General market price declines or market volatility in the future could adversely affect the future price of the Company's securities. See "Price Range of Common Stock" in the Company's Form 10-K.

         Possible Delisting of Securities from the Nasdaq Stock Market; Risks Associated with Low-Priced Stock. The Company's Common Stock became listed on the Nasdaq SmallCap Market ("NASDAQ") on June 6, 1996. No assurance can be given that the shares of Common Stock will remain qualified for listing on NASDAQ. In order to continue to be listed on NASDAQ, the Company must maintain $2,000,000 in net assets, a $4,000,000 market value of the public float and a minimum bid price of $1.00. The failure to meet these maintenance criteria may result in the delisting of the Common Stock from NASDAQ, and the trading of the Common Stock, if any, would be conducted in the over-the-counter market through the OTC Electronic Bulletin Board. As a result of such delisting, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the market value of, the Company's Common Stock.

         Furthermore, if the Common Stock is not listed on NASDAQ or were to become delisted from trading on NASDAQ and the trading price of the Common Stock remains below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various restrictions on sales practices by broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Common Stock, which could severely limit the liquidity of the Common Stock and the ability of the Selling Securityholders to sell the Common Stock in the secondary market. See "Plan of Distribution."

         FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO ABSORB A LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT.

                                 USE OF PROCEEDS


         The Company will not receive the proceeds of sales of Common Stock and Class A Warrants offered hereby. The Company may receive a range of aggregate gross cash proceeds from zero up to approximately $2,610,950 from the exercise of the outstanding Class A Warrants, Investor Warrants and Creditor's Warrant (the "Warrants"). The amount of proceeds actually received by the Company will depend upon the number of Warrants actually exercised. The Company will use the net proceeds (after deduction of $55,000 of offering expenses) for repayment of long-term debt, if sufficient funds are received, or otherwise for working capital and general corporate purposes.

         The Company may also use a portion of the net proceeds allocated to working capital to expand its operations by acquiring companies or parts of companies which the Company believes are compatible with its business. The Company has had discussions with and/or is currently negotiating to acquire several companies, however, has no agreements or arrangements with respect to any such acquisition. There can be no assurance that the Company will be able to make any such acquisition.

         Pending utilization of the net proceeds from the exercise prices of the Warrants, the Company may use funds to temporarily reduce its credit facilities and otherwise invest in interest-bearing investments.

                             SELECTED FINANCIAL DATA

         The selected consolidated financial data as of and for the five-year period ended December 31, 1997 have been derived from the Company's Consolidated Financial Statements. Such data should be read in conjunction with the Consolidated Financial Statements and related Notes for the three-year period ended December 31, 1997 and Management's Discussion and Analysis of Financial Condition and Results of Operations. The consolidated balance sheet data as of December 31, 1997 and 1996 and the consolidated statements of operations data for each of the three years in the period ended December 31, 1997, are audited and included in this Prospectus. The consolidated balance sheet data as of the December 31, 1995, 1994 and 1993 and the consolidated statements of operations data for the years ended December 31, 1994 and 1993 are derived from audited consolidated statements of the Company which are not presented in this Prospectus. The selected data presented below for, and as of the end of, the three months ended March 31, 1998 and 1997 are derived from the unaudited consolidated financial statements of the Company appearing in this Prospectus. In the opinion of management, the unaudited consolidated financial statements for the interim period include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for such period. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year.

Statement of
Operations Data:

                                                                          Year Ended December 31,
                                                                          -----------------------
                                                 1997             1996             1995               1994               1993
                                                 ----             ----             ----               ----               ----
Net sales .............................      $30,181,965      $ 32,599,096      $ 30,463,730      $ 25,094,473        $ 17,717,023
Income (loss) from operations .........         (682,554)          240,85l           569,690        (1,041,037)(1)         370,009
Interest expense ......................         (991,962)         (875,305)         (774,762)         (520,602)           (314,796)
Net income (loss) .....................         (949,330)         (466,454)         (179,072)       (1,968,909)(1)          41,187
Net income (loss) per basic and
   diluted common share (2) ...........      $      (.22)     $       (.13)     $       (.10)     $       (.92)       $        .00


Balance Sheet Data:

                                                                          As of December 31,
                                                                         ------------------
                                                 1997               1996               1995              1994            1993
                                                 ----               ----               ----              ----            ----

Working capital .....................        $23,737,661        $ 9,334,035        $ 3,237,259       $ 3,706,239    $ 1,823,459
Total assets ........................         38,180,367         21,023,644         15,496,294        11,937,143     10,189,885
Long-term debt ......................         16,239,285          5,665,870            630,494           216,469        133,927
Total stockholders' equity ..........          6,449,166          5,506,395          3,855,804         4,124,961      2,176,102


Statement of
Operations Data:
                                                 Three Months Ended March 31,
                                                 ----------------------------
                                                  1998            1997
                                                  ----            ----

Net sales                                    $ 16,388,509     $ 7,531,420
Income (loss) from operations                     142,036         141,476
Interest expense                                 (448,645)       (202,083)
Net income (loss)                                (182,989)         33,239
Net income (loss) per basic and
   diluted common share (2)                 $        (.04)    $      (.01)


                                                    As of March 31,
                                            -----------------------------
                                                  1998            1997
                                                  ----            ----
Balance Sheet Data:
Working capital .....................       $  22,836,408     $ 9,693,017
Total assets ........................          37,081,667      19,082,213
Long-term debt ......................          15,590,397       5,948,206
Total stockholders' equity ..........           6,266,177       5,913,084

----------
(1) After a non-cash compensatory charge of $2,314,000 resulting from the release of escrow shares, the exercisability of warrants and the conversion of preferred stock, upon the Company's attainment of the specified 1994 pre-tax income level under the Company's July 1992 Reverse Merger and certain cumulative levels for the three-year period ended December 31, 1994.

(2)      Net income (loss) per share is computed on the basis described in
         Note 1 of Notes to Consolidated Financial Statements, including, but not limited to, the adjustment for the $112,730 dividend on preferred stock in 1995.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Material Changes in Results of Operations

Three Months Ended March 31, 1998 Compared to Three Months Ended March 31, 1997

         Gross sales in the three months ended March 31, 1998 increased by $9,034,131, or 110.9%, to $17,179,005 compared to $8,144,874 for the three months ended March 31, 1997. This increase was primarily due to the sales of WAWD (a newly acquired subsidiary in November 1997) of $10,318,329. Sales from the Company, exclusive of the acquisition, decreased by $1,284,198, primarily due to the loss of a major customer.

           The Company has agreed to accept the return of merchandise under certain circumstances. In order to obtain new customers, merchandise is exchanged, and replaced with current Company merchandise. The merchandise is brought back to the Company where it is reboxed, relabeled and placed back in inventory. This is a common occurrence within the industry. As the marketplace has grown more competitive, the amount of sales returns to the Company has significantly increased. The merchandise does not deteriorate, and obsolescence is therefore not a problem. All merchandise which is defective and returned by customers is returned to or credited by vendors.

           Gross profit for the three months ended March 31, 1998 increased by $2,797,813, or 146.4% to $4,708,908 compared to $1,911,095 for the three months ended March 31, 1997. WAWD accounted for $2,724,144 of the increase. Gross profit margins increased for the first quarter of 1998 to 28.73% compared to 25.37% for the first quarter of 1997, as a result of the higher gross profit margins from the WAWD sales, and improved efficiencies in purchasing.

           Operating expenses during the three months ended March 31, 1998 were $4,566,872 an increase of $2,797,253 or 158.1% from $1,769,619 for the three months ended March 31, 1997. WAWD's operating expenses were $2,778,632 for the period ended March 31, 1998, a net increase of $111,622 or 6.3% which is primarily due to increased freight and office administration.

           Income from operations for the three months ended March 31, 1998 was $142,036 compared with $141,476 for the same period in 1997. During the three months ended March 31, 1998, WAWD incurred a loss from operations of $54,488.

           Other income for the three months ended March 31, 1997 includes $100,000 which relates to the sale of certain intangible assets previously amortized through 1995 by the Company.

          Interest expense during the three months ended March 31, 1998 was $448,645 an increase of $246,562 over the interest expense of $202,083 during the corresponding period in 1997. The increase is attributed to additional borrowings in November 1997 used to finance the acquisition of WAWD of approximately $761,000 on existing credit lines, and $162,265 of additional interest expense from WAWD for the three months ended March 31, 1998.

           As a result of the foregoing, the Company recorded a net loss for the three months ended March 31, 1998 of $182,989 or $.04 per share, as compared to net income of $33,239, or $.01 per share, for the three months ended March 31, 1997.

1997 Compared to 1996

         Gross sales for the year ended December 31, 1997 ("1997") decreased $2,792,979, or 7.8%, to $33,155,500, as compared to $35,948,479 for the year ended December 31, 1996 ("1996"). The Company's loss of a major customer, Autozone, Inc., as described below under 1996 Compared to 1995, resulted in a decrease in sales of approximately $9.1 million for 1997. The addition of new customers and expanded sales to current customers, offset, in part, the reduction in sales. The Company's 1997 gross sales included $4,444,970 of sales for WAWD from November 17, 1997, the date of acquisition, to December 31, 1997. WAWD had sales of $44,515,000 and $45,097,000 for the years ended December 31, 1997 and 1996, respectively.

         The Company has agreed to accept the return of merchandise under certain circumstances. In order to obtain new customers, merchandise is exchanged, and replaced with current Company merchandise. The merchandise is brought back to the Company where it is reboxed, relabeled and placed back in inventory. This is a common occurrence within the industry. As the marketplace has grown more competitive, the amount of sales returns to the Company has significantly increased. The merchandise does not deteriorate, and obsolescence is therefore not a problem. All merchandise which is defective and returned by customers is returned to or credited by vendors.

         Gross profit for 1997 was $8,944,944 as compared to $8,324,076 for the same period in 1996. This represents an increase of $620,868, or 7.5%. Gross profit increased notwithstanding lower sales as a result of continued cost efficiencies in 1997 and the charge incurred in 1996 of $534,000 relating to returned merchandise from Autozone, Inc. Gross profit, as a percentage of net sales, for 1997 increased to 29.6%, as compared to 25.5% for 1996 due to the continued emphasis by the Company purchasing more efficiently in 1997 and the Autozone charge in 1996 (1.6%). Additionally, in 1997, there was an increase in the market share of more profitable new lines of business, thus adding to the increase in the gross margin percentage.

         Operating expenses for 1997 were $9,627,498, an increase of $1,544,273, or 19.1%, from $8,083,225 for 1996. The acquisition of WAWD added additional operating expenses which accounted for 17.4% of this increase or $1,406,095. The provision for bad debts was $892,000 in 1997, compared with $481,000 in 1996. The difference of $411,000 accounted for a 5.8% increase in operating expenses.

         Most of the Company's payments to vendors are made in United States dollars and, therefore, the amount of foreign currency is immaterial.

         In 1997, the loss from operations was $682,554 as compared to income of $240,851 for 1996. This was a decrease of $923,405, or 383%. Income from operations for 1997 decreased primarily due to the increase in overhead expenses noted above.

         Interest expense for 1997, increased by $116,657 to $991,962 compared to $875,305 for 1996. The increase was a result of additional borrowing in the fourth quarter to fund the acquisition of WAWD.

         Other income for 1997 consisted of $100,000 from the sale of certain intangible assets previously amortized through 1995 and a gain on the sale of marketable equity securities of $48,000.

         For 1997, the Company's net loss was $949,330, or $.22 per share, as compared to $466,454 or $.13 per share for 1996.

         Excluding the results of WAWD, during the fourth quarter of 1997 the Company experienced a dramatic decrease in sales levels. In the fourth quarter of 1997, the Company had net sales of $4,009,821 as compared with $7,404,405 during the fourth quarter of 1996. This decrease was caused by the loss of Autozone, Inc. The Company had sales to this customer of approximately $3.4 million during the fourth quarter of 1996, as compared with no sales to this customer in the fourth quarter of 1997. Included within operating expenses for 1997 was an increase in the provision for doubtful accounts of $867,000 during the fourth quarter. The increase in the provision for doubtful accounts was primarily a result of the adjustment in the carrying value in two large accounts receivable balances. The Company incurred additional borrowings during the fourth quarter of 1997 to support the increase in inventory levels and for the WAWD acquisition. As a result, interest expense increased to $290,246 during the fourth quarter of 1997 from $200,210 during the third quarter of 1997. These combined factors contributed to the pre-tax loss of $1,526,330 for 1997.

         The Company had generated taxable income for each of the three years prior to the year ended December 31, 1996. The loss for income tax purposes generated in 1996 was carried back in full to prior years resulting in a refund of taxes paid to such extent. As such, the Company believed that positive evidence existed and that it was more likely than not that the deferred tax asset at December 31, 1996 would be realized and therefore no valuation allowance was deemed necessary.

1996 Compared to 1995

         Gross sales for 1996 increased by $3,565,177, or 11.0%, to $35,948,479 compared to $32,383,302 for the year ended December 31, 1995 ("1995"). This increase was due primarily to increased sales to existing customers, the Company's introduction of new undercar parts product lines and the continued expansion of its customer base. Autozone, Inc. a large retail chain, which became a customer in late 1993, accounted for approximately 28% of the Company's net sales for 1996. However, in the fourth quarter of 1996 this customer informed the Company that it was consolidating vendors, and they would no longer use the Company as a prime supplier. The Company added several new retail chains late in 1996, which were anticipated to make up a portion of the loss by this single customer.

         Gross profit for 1996 increased by $267,462, or 3.3%, to $8,324,076 compared to $8,056,614 for 1995. Gross profit, as a percentage of net sales, for 1996 and 1995 remained constant at 26%. The Company accepted the return of merchandise from Autozone, Inc. and incurred $534,000 of costs for relabeling, and freight. This charge reduced the gross profit percentage by 2% in 1996 which was offset by other cost efficiencies.

         Operating expenses for 1996 increased by $596,301, or 8.0%, to $8,083,225, compared to $7,486,924 for 1995. Operating costs increased in proportion to the increased sales volume.

         Income from operations for 1996, decreased by $328,839 to $240,851 compared to $569,690 for 1995, primarily as a result of the increase in operating expenses noted above.

         Interest expense for 1996, increased by $100,543, or 13.0% to $875,305 compared to $774,762 for 1995. The increase was a result of additional borrowings in support of the growth in sales and assets.

         As a result of the foregoing, the Company's net loss for 1996 increased by $287,382 to $466,454, or $ .13 per share, as compared to $179,072, or $.10 per share for 1995.

Liquidity and Capital Resources

Three Months Ended March 31, 1998 Compared to Three Months Ended March 31, 1997

        The Company has continued to use funds generated from proceeds from the sale of stock, exercise of warrants, and borrowings to finance working capital requirements.

         Cash provided by operations during the three months ended March 31, 1998 was $871,005 compared to $660,094 used in operations for the same period in 1997. This change was due mainly to the decrease in inventory of $2,584,051, which was offset by the corresponding increase in accounts receivable of $1,755,533.

         Cash used in investing activities was $29,174 during the first quarter of 1998 compared with $38,316 in 1997. The change was primarily due to capital expenditures.

         Cash used in financing activities was $648,888 during the first quarter of 1998 compared with $812,741 in 1997. The company repaid $606,286 of its credit line from the proceeds of the reduction in inventory.

         At March 31, 1998, the Company had a total of $17,852,262 available under its combined lines of credit of which $15,149,959 was outstanding. These funds are available for working capital purposes.

         During the three months ended March 31, 1998, the Company made a concerted effort to reduce inventory while ensuring sufficient product availability. As a result, inventory decreased by $2,584,051, or 10.0% to $23,230,866 from $25,814,917. Accounts receivable increased by $1,755,533, or 19.7%, from January 1, 1998 to March 31, 1998.

1997 Compared To 1996

         The Company has continued to use funds generated from proceeds from the sale of stock, exercise of warrants, and borrowings to finance working capital requirements.

         In November 1997, the Company entered into two credit agreements with institutional lenders which provide for revolving credit and letter of credit facilities, in an aggregate amount of up to $24 million based on certain percentages of accounts receivable and inventory. Borrowings under these facilities currently bear interest at rates ranging from LIBOR plus 2.25% to prime plus 1% and both facilities expire in November 2000. The Company incurred approximately $7.9 million of bank indebtedness (total purchase price paid in cash was $8.4 million) in connection with its acquisition of WAWD which bears interest at prime plus 1%.

         Cash provided by operations during 1997 was $389,926 as compared to $2,658,581 used in operations for 1996. This change was due mainly to the decrease in accounts receivable of $2,285,846, partially offset by an increase in inventory of $839,388, for 1997. During 1996, inventory and accounts receivable grew by $4,638,213 and accounts payable and accrued expenses grew by $1,858,547.

         Cash used in investing activities was $8,912,260 during 1997 compared with $185,774 in 1996. The change was primarily due to increased capital expenditures of $279,410, and the acquisition of WAWD for $8,431,400 in 1997.

         Cash provided by financing activities was $8,050,816 during 1997 compared with $3,337,607 in 1996. The Company established a line of credit with a new bank which provided funds of $9,508,322 to replace two existing credit facilities totaling $9,396,877 which were repaid in November 1997. Additional borrowings were obtained for the acquisition of WAWD in the amount of $7,632,000, of this amount, $1,000,000 is in the form of one year 5% debentures which are convertible into common stock and one year 8% $600,000 promissory notes.

         Pursuant to the Company's Credit Agreement with National Bank of Canada, under certain circumstances, certain of the Company's subsidiaries may not transfer monies to certain other subsidiaries or the Company in the form of dividends or other distributions.

         At December 31, 1997 the Company had a total of $18,359,000 available under its combined lines of credit of which $15,540,000 was outstanding. These funds are available for working capital purposes. The Company does not anticipate any material capital expenditures within the next year.

         The Company believes that many of its suppliers and customers have year 2000 Issues ("Year 2000 Issue") which could affect the Company. Many older computer software programs recognize only the last two digits of the year in any date (e.g., "98" for "1998"). These programs were designed and developed without considering the impact of the upcoming change in the century. If the software is not reprogrammed or replaced, many computer applications could fail or create erroneous results by or at the Year 2000. The Company will commence a program to pursue compliance by those with whom it electronically interconnects. It is not possible, however, at present, to quantify the overall cost of resolving this issue for the Company's suppliers and customers. Sanyo Automotive has been advised that its own software has been designed and developed with a resolution to the Year 2000 Issue and as such Sanyo Automotive presently believes that the cost of fixing the Year 2000 Issue will not have a material effect on the Company's current financial position, liquidity or results of operations. WAWD is not currently on the Sanyo Automotive computer system. WAWD will utilize both internal and external resources to reprogram or replace, and test the software for Year 2000 modifications. WAWD anticipates completing the Year 2000 project in mid 1999. It is anticipated the cost to implement a new computer system which will be Year 2000 compliant will be approximately $600,000. WAWD expects to finance this program through a three to five year capital lease.
See "Results of Operations."

                             SELLING SECURITYHOLDERS


         The following table sets forth, with respect to each Selling Securityholder, based upon information available to the Company as of the date hereof, the number of shares of Common Stock and Class A Warrants beneficially owned, the number of shares of Common Stock and Class A Warrants to be sold, and the number and percentage of outstanding shares of Common Stock beneficially owned before and after the sale of the shares and Class A Warrants offered hereby. None of the Selling Securityholders has been an affiliate of the Company during the preceding three years, except as noted. Although there can be no assurance that the Selling Securityholders will sell any or all of the shares of Common Stock and Class A Warrants, the following table assumes that each of the Selling Securityholders will sell all of the shares of Common Stock and Class A Warrants offered by this Prospectus.


                                              Amount and
                                                Nature                                                Securities      Percent
                                              Beneficial                       Securities to         Beneficially       of
                                             Ownership(1)                        Be Sold                Owned          Class
                                              ----------                       -------------            After          After
                                        Shares(3)       Warrants(4)      Shares(3)      Warrants(4)    Offering      Offering(2)
                                        ---------       -----------      ---------      -----------   ---------      ----------
Lawrence and Helaine Kaplan             120,000(5)        80,000         120,000(5)        80,000         -0-            -0-
Stanley A. Kaplan                       120,000(6)        80,000         120,000(6)        80,000         -0-            -0-
G-V Capital Corp.                       120,000(7)        80,000(7)      120,000(7)        80,000(7)      -0-            -0-
Quad Capital Partners                    60,000           40,000          60,000           40,000         -0-            -0-
OK Associates Pension Trust              30,000           20,000          30,000           20,000         -0-            -0-
Michael Miller                           60,000           40,000          60,000           40,000         -0-            -0-
Manhattan Group Funding                  30,000           20,000          30,000           20,000         -0-            -0-
Universal Partners L.P.                  60,000           40,000          60,000           40,000         -0-            -0-
Kenneth Orr                             120,000           80,000         120,000           80,000         -0-            -0-
Murat and Ender Agirnasli                30,000           20,000          30,000           20,000         -0-            -0-
Kenneth J. Koock                         30,000           20,000          30,000           20,000         -0-            -0-
MH Meyerson & Co., Inc.                  30,000(7)        20,000(7)       30,000(7)        20,000(7)      -0-            -0-
ASN Voice & Data Corp.                   15,000           10,000          15,000           10,000         -0-            -0-
Interpacific Capital Corp.              180,000          120,000         180,000          120,000         -0-            -0-
Jeanette Flam and Barry Gresser          60,000           40,000          60,000           40,000         -0-            -0-
Plane Tree Corp. NV                      30,000           20,000          30,000           20,000         -0-            -0-
Theo Muller                             120,000           80,000         120,000           80,000         -0-            -0-
Jerry Kaplan                             15,000           10,000          15,000           10,000         -0-            -0-
William Orzolek                          35,000              -0-          35,000              -0-         -0-            -0-
Excalibur Limited Partnership           224,114(8)(9)        -0-         224,114(8)(9)        -0-         -0-            -0-
Gundyco in trust for RRSP550-9886-19    148,452(8)(9)        -0-         148,452(8)(9)        -0-         -0-            -0-
Alliance Capital Investments Corp.      281,666          160,000         281,666(10)      160,000         -0-            -0-
George M. Greco, Jr                      16,666(10)          -0-          16,666(10)          -0-         -0-            -0-
Frank Skelly                             41,666(10)          -0-          41,666(10)          -0-         -0-            -0-
Craig Gross                              41,666(10)          -0-          41,666(10)          -0-         -0-            -0-
Baystate Development Trust               41,666(10)          -0-          41,666(10)          -0-         -0-            -0-
Stephen C. Schoffman                     16,666(10)          -0-          16,666(10)          -0-         -0-            -0-
Jeffrey Chasse                           50,000(11)          -0-          50,000(11)          -0-         -0-            -0-
Michael DiAngelo                         50,000(11)          -0-          50,000(11)          -0-         -0-            -0-
The CIT Group/Credit Finance, Inc.       45,000(12)          -0-          45,000(12)          -0-         -0-            -0-
Walsh Manning Securities, LLC            30,000(13)          -0-          30,000(13)          -0-         -0-            -0-
                                      ---------                          -------

------------
(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the effective date of this Prospectus upon the exercise of warrants or options. Unless otherwise noted, each Selling Securityholder's beneficial ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

         Beneficial ownership is based upon the conversion of all the Convertible Securities based on current market prices for all of such Securities which are either currently convertible or convertible within the next 60 days. The actual number of shares of Common Stock issued or issuable upon the conversion of the Convertible Securities is subject to adjustment and could be materially less or more than such estimated amount depending on factors that cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock, However, the holders of the Convertible Securities have agreed contractually not to convert the Convertible Securities to the extent that such a conversion would result in such holder beneficially owning more than 9.99% of the then outstanding Common Stock unless at such time the Company shall be in default under any provision of the Certificate of Incorporation or under the securities purchase agreements, between the Company and the holders of such Convertible Securities.

(2)      Based on 4,563,321 shares of Common Stock outstanding as of June 12,
         1998.

(3) Includes shares of Common Stock underlying the Class A Warrants which may already have been exercised.

(4)      Includes Class A Warrants which may already have been exercised.

(5) Does not include any portion of the shares of Common Stock and Class A Warrants held by: (a) G-V Capital Corp., of which Mr. Lawrence Kaplan is an officer, director and stockholder, or (b) OK Associates Pension Trust, of which Mr. Kaplan is a trustee; or (c) Quad Capital Partners, of which Mr. Kaplan is a partner.

(6) Does not include any portion of the shares of Common Stock and Class A Warrants held by Quad Capital Partners, of which Mr. Stanley Kaplan is a partner.

(7) Does not include any shares that may be held by such Selling Securityholder, a NASD member firm, in its firm trading account.

(8) Shares issuable upon conversion of the 1997 Debentures determined based on a conversion price of $3.29 per share. The Debentures provide that the principal amount thereof is convertible in increments of $50,000 into shares of Common Stock at a conversion price equal to the lesser of (a) $8.56 per share and (b) the higher of (i) $3.29 per share and (ii) 82.5% of the average closing bid price per share for the five trading days immediately preceding the conversion date (which is the current conversion rate). If the closing bid price per share of the Common Stock for 20 consecutive days is $4.94 or less (which has occurred), then, the conversion price is to be adjusted to $4.94 per share. Thereafter, each time the closing bid price per share of the Common Stock for 20 consecutive days is 75% or less of the last readjusted maximum conversion price, such last readjusted conversion price will be further adjusted. The conversion price is also subject adjustment to avoid dilution in the event of a subdivision or combination of the outstanding shares of Common Stock. Also includes 8,615 shares issuable in satisfaction of interest and penalties and 30,000 shares issuable to Excalibur Limited Partnership and 20,000 shares issuable to Gundyco in trust for RRSP550-9886-19 upon conversion of additional 1997 Debentures which were issued in satisfaction of additional interest and penalties. These Debentures are convertible upon the same terms as the 1998 Debentures.

(9) Includes 6,000 shares issuable to Excalibur Limited Partnership and 4,000 shares issuable to Gundyco In Trust For RRSP550-9886-19 upon exercise of the Investor Warrants. The exercise price of, and the number of shares underlying, the Investor Warrants are subject to adjustment to avoid dilution in the event of a subdivision or combination of the outstanding shares of Common Stock.

(10) Shares issuable upon conversion of the Notes based upon a conversion price of $3.00 per share, except that as to Alliance Capital Investments Corp. ("AICI"), only 41,666 of the shares listed for AICI underlie the

         Notes. The Notes are convertible (in November 1998) into shares of Common Stock at a conversion price equal 70% of the average closing sale price of the Common Stock for the five business days immediately preceding the date on which a holder of a Note gives notice of conversion to the Company, subject to a maximum conversion price of $3.00 per share.

(11) Does not include 130,000 shares issuable upon exercise of options not currently exercisable, but subject to vesting upon the attainment of certain performance levels. See "Recent Developments."

(12) Shares issuable upon exercise of the Creditor's Warrant. The exercise price of, and the number of shares underlying, the Creditor's Warrant are subject to adjustment to avoid dilution in the event of stock splits, stock dividends and similar distributions.

(13) Includes 30,000 shares issuable to this entity, as Placement Agent, but does not include any portion of the shares of Common Stock beneficially owned by Frank Skelly and Craig Gross, principals of Walsh Manning Securities, LLC.

         Beneficial ownership is based upon the conversion of all the Convertible Securities based on current market prices for all of such Securities which are either currently convertible or convertible within the next 60 days. The actual number of shares of Common Stock issued or issuable upon the conversion of the Convertible Securities is subject to adjustment and could be materially less or more than such estimated amount depending on factors that cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. However, the holders of the Convertible Securities have agreed contractually not to convert the Convertible Securities to the extent that such a conversion would result in such holder beneficially owning more than 9.99% of the then outstanding Common Stock unless at such time the Company shall be in default under any provision of the Certificate of Incorporation or under the securities purchase agreements, between the Company and the holders of such Convertible Securities.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock and Class A Warrants (collectively the "Securities") offered hereby are being offered by the Selling Securityholders for their own account and not for the account of the Company. The Selling Securityholders may continue to sell the Securities directly to purchasers or, alternatively, may offer the Securities from time to time through other agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Securityholders. Sales of the Securities may be made in one or more transactions on NASDAQ, in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price. Sales of Securities are subject to the prospectus delivery and other requirements of the Securities Act.

         Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Common Stock of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Common Stock of the Company during the applicable "cooling off" period (nine business days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the regulations thereunder, including, without limitation, Rule 102 of Regulation M, which provisions may limit the timing of purchases and sales of the Securities by the Selling Securityholders. To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more amendments or supplements to this Prospectus or a new registration statement with respect to the Common Stock and Class A Warrants to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus, including the name or names of any additional underwriters, dealers or agents, if any, the purchase price paid by the underwriter for Securities purchased from a Selling Securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

                    COMMISSION POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

         The legality of the Securities offered hereby will be passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. holds an option to purchase 20,000 shares of Common Stock and Elliot H. Lutzker, a member of Snow Becker Krauss P.C., serves on the Company's Board of Directors.


                                    EXPERTS

         The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 appearing herein, have been included in reliance upon the report of Deloitte & Touche LLP, independent auditors, given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of WAWD-EAP Automotive Products, Inc. (a wholly-owned subsidiary of Echlin, Inc.) as of August 31, 1997 and 1996 and for each of the three years in the period ended August 31, 1997, incorporated by reference herein, have been included in reliance upon the report of Deloitte & Touche LLP, independent auditors, given upon the authority of such firm as experts in accounting and auditing.

               BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

Independent Auditors' Report ...............................           F-1
Consolidated Financial Statements:
 Balance Sheets ............................................           F-2
 Statements of Operations ..................................           F-3
 Statements of Shareholders' Equity ........................           F-4
 Statements of Cash Flows ..................................           F-5
 Notes to Financial Statements .............................         F-6-F-14

                  THREE MONTHS ENDED MARCH 31, 1998 AND 1997

 Balance Sheets ............................................           F-15
 Statements of Operations ..................................           F-16
 Statements of Cash Flows ..................................           F-17
 Notes to  Financial Statements ............................           F-18

                         INDEPENDENT AUDITORS' REPORT


Board of Directors
Brake Headquarters U.S.A., Inc.

We have audited the accompanying consolidated balance sheets of Brake Headquarters U.S.A., Inc. and subsidiaries as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the index to the consolidated financial statements. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Brake Headquarters U.S.A., Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP


Stamford, Connecticut
March 20, 1998

               BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS




                                                                                          December 31
                                                                               ----------------------------------
                                                                                     1997               1996
                                                                               ----------------   ---------------
                                   ASSETS
Current Assets:
 Cash ......................................................................    $      65,410      $    536,928
 Accounts receivable, less allowance for doubtful accounts of $1,179,000
   and $372,000 ............................................................        8,910,085         7,252,018
 Inventory .................................................................       25,814,917        10,636,820
 Prepaid expenses and other current assets .................................          754,761           384,648
 Deferred tax asset ........................................................               --           375,000
                                                                                -------------      ------------
    Total current assets ...................................................       35,545,173        19,185,414
Property and Equipment -- net ..............................................        1,638,749         1,453,179
Other Assets ...............................................................          674,571           227,189
Due from President .........................................................           60,874            55,874
Deferred Tax Asset .........................................................          261,000           101,988
                                                                                -------------      ------------
    Total Assets ...........................................................    $  38,180,367      $ 21,023,644
                                                                                =============      ============
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accounts payable ..........................................................    $   6,546,436      $  4,639,419
 Accrued expenses and other current liabilities ............................        2,061,752           503,386
 Current portion of long-term debt .........................................        1,673,324         4,708,574
 Deferred tax liability ....................................................        1,526,000                --
                                                                                -------------      ------------
    Total current liabilities ..............................................       11,807,512         9,851,379
                                                                                -------------      ------------
Long-term Debt .............................................................       16,239,285         5,665,870
Deferred Credit ............................................................        3,684,404                --
                                                                                -------------      ------------
    Total liabilities ......................................................       31,731,201        15,517,249
                                                                                -------------      ------------
Shareholders' Equity:
 Series B preferred stock -- $.001 par value; authorized, issued and
   outstanding 1,000 shares ................................................                1                 1
 Common stock -- $.001 par value; authorized 6,000,000 and 20,000,000
   shares, issued and outstanding 4,563,321 and 4,209,384 shares ...........            4,563             4,209
 Additional paid-in capital ................................................       17,022,258        15,130,511
 Accumulated deficit .......................................................      (10,577,656)       (9,628,326)
                                                                                -------------      ------------
    Total shareholders' equity .............................................        6,449,166         5,506,395
                                                                                -------------      ------------
    Total Liabilities and Shareholders' Equity .............................    $  38,180,367      $ 21,023,644
                                                                                =============      ============

                 See Notes to Consolidated Financial Statements

               BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                        Year ended December 31,
                                                            ------------------------------------------------
                                                                 1997             1996             1995
                                                            --------------   --------------   --------------
Sales ...................................................    $ 33,155,500     $ 35,948,479     $ 32,383,302
 Less returns and allowances ............................       2,973,535        3,349,383        1,919,572
                                                             ------------     ------------     ------------
Net sales ...............................................      30,181,965       32,599,096       30,463,730
Cost of goods sold ......................................      21,237,021       24,275,020       22,407,116
                                                             ------------     ------------     ------------
Gross profit ............................................       8,944,944        8,324,076        8,056,614
Selling, general and administrative expenses ............      (9,627,498)      (8,083,225)      (7,486,924)
                                                             ------------     ------------     ------------
(Loss) income from operations ...........................        (682,554)         240,851          569,690
                                                             ------------     ------------     ------------
Other income (expense):
 Interest expense .......................................        (991,962)        (875,305)        (774,762)
 Other income ...........................................         148,186               --               --
                                                             ------------     ------------     ------------
    Total other income (expense) ........................        (843,776)        (875,305)        (774,762)
                                                             ------------     ------------     ------------
Loss before benefit for income taxes ....................      (1,526,330)        (634,454)        (205,072)
Benefit for income taxes ................................         577,000          168,000           26,000
                                                             ------------     ------------     ------------
Net loss ................................................    $   (949,330)    $   (466,454)    $   (179,072)
                                                             ------------     ------------     ------------
Net loss per basic and diluted common share .............    $       (.22)    $       (.13)    $       (.10)
                                                             ============     ============     ============
Weighted average number of common shares outstanding.....       4,379,941        3,616,311        3,058,968
                                                             ============     ============     ============


                 See Notes to Consolidated Financial Statements

               BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY




                                                  Preferred Stock                Common Stock
                                                Shares          Amount         Shares       Amount
                                           ---------------  -------------  -------------  ----------
Balance at January 1, 1995 ..............      2,000,000     $   500,000     2,621,467      $2,621
Conversion of Series A preferred
 stock ..................................     (2,000,000)       (500,000)    1,000,000       1,000
Foreign currency translation
 adjustment .............................             --              --            --          --
Dividends declared ......................             --              --            --          --
Issuance of common stock in
 connection with exercise of
 Class F warrants .......................             --              --        41,666          42
Employee Stock Bonus Plan ...............             --              --         3,064           3
Return of 1993 Escrow shares to
 treasury and retirement of such
 shares .................................             --              --      (250,000)       (250)
Net loss ................................             --              --            --          --
                                              ----------     -----------     ---------      ------
Balance at December 31, 1995 ............             --              --     3,416,197       3,416
                                              ==========     ===========     =========      ======
Proceeds from private placement .........             --              --       490,000         490
Exercise warrants .......................             --              --       200,000         200
Issuance of Series B preferred stock               1,000               1            --          --
Conversion of note payable ..............             --              --        91,300          91
Employee Stock Bonus Plan ...............             --              --         5,637           6
Acquisition of ABS ......................             --              --         6,250           6
Net loss ................................             --              --            --          --
                                              ----------     -----------     ---------      ------
Balance at December 31, 1996 ............          1,000               1     4,209,384       4,209
                                              ==========     ===========     =========      ======
Exercise of warrants ....................             --              --       214,000         214
Exercise of stock options ...............             --              --         8,000           8
Employee Stock Bonus Plan ...............             --              --         1,937           2
Acquisition of WAWD .....................             --              --       130,000         130
Fair value of warrants issued in
 connention with debt ...................             --              --            --          --
Net loss ................................             --              --            --          --
                                              ----------     -----------     ---------      ------
Balance at December 31, 1997 ............          1,000     $         1     4,563,321      $4,563
                                              ==========     ===========     =========      ======


                                                                               Cumulative
                                                                                Foreign
                                             Additional                         Currency         Total
                                               Paid-in        Accumulated     Translation    Shareholders'
                                               Capital          Deficit        Adjustment       Equity
                                           --------------  ----------------  -------------  --------------
Balance at January 1, 1995 ..............   $12,490,456     $  (8,870,070)     $   1,954      $4,124,961
Conversion of Series A preferred
 stock ..................................       499,000                --             --              --
Foreign currency translation
 adjustment .............................            --                --         (1,954)         (1,954)
Dividends declared ......................            --          (112,730)            --        (112,730)
Issuance of common stock in
 connection with exercise of
 Class F warrants .......................        16,625                --             --          16,667
Employee Stock Bonus Plan ...............         7,929                --             --           7,932
Return of 1993 Escrow shares to
 treasury and retirement of such
 shares .................................           250                --             --              --
Net loss ................................            --          (179,072)            --        (179,072)
                                            -----------     -------------      ---------      ----------
Balance at December 31, 1995 ............    13,014,260        (9,161,872)            --       3,855,804
                                            ===========     =============      =========      ==========
Proceeds from private placement .........     1,011,904                --             --       1,012,394
Exercise warrants .......................       759,800                --             --         760,000
Issuance of Series B preferred stock             49,999                --             --          50,000
Conversion of note payable ..............       257,909                --             --         258,000
Employee Stock Bonus Plan ...............         8,520                --             --           8,526
Acquisition of ABS ......................        28,119                --             --          28,125
Net loss ................................            --          (466,454)            --        (466,454)
                                            -----------     -------------      ---------      ----------
Balance at December 31, 1996 ............    15,130,511        (9,628,326)            --       5,506,395
                                            ===========     =============      =========      ==========
Exercise of warrants ....................       812,986                --             --         813,200
Exercise of stock options ...............        23,992                --             --          24,000
Employee Stock Bonus Plan ...............        13,649                --             --          13,651
Acquisition of WAWD .....................       961,120                --             --         961,250
Fair value of warrants issued in
 connention with debt ...................        80,000                --             --          80,000
Net loss ................................            --          (949,330)            --        (949,330)
                                            -----------     -------------      ---------      ----------
Balance at December 31, 1997 ............   $17,022,258     $ (10,577,656)     $      --      $6,449,166
                                            ===========     =============      =========      ==========


                 See Notes to Consolidated Financial Statements

               BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  Year ended December 31,
                                                                   ------------------------------------------------------
                                                                         1997               1996               1995
                                                                   ----------------   ----------------   ----------------
Cash flows from operating activities:
 Cash received from customers ..................................    $  28,759,780      $  31,267,820      $  28,526,134
 Cash paid to suppliers and employees ..........................      (27,274,386)       (33,040,889)       (29,740,631)
 Interest paid .................................................         (967,109)          (854,759)          (757,394)
 Taxes paid ....................................................         (128,359)           (30,753)          (733,096)
                                                                    -------------      -------------      -------------
       Net cash provided by (used in) operating
         activities ............................................          389,926         (2,658,581)        (2,704,987)
                                                                    -------------      -------------      -------------
Cash flows from investing activities:
 Capital expenditures ..........................................         (279,410)          (109,399)          (852,431)
 Purchases of marketable securities ............................         (413,768)                --                 --
 Proceeds from sales of marketable securities ..................          217,318                 --                 --
 Acquisition of ABS ............................................               --             (9,375)                --
 Acquisition of WAWD ...........................................       (8,431,400)                --                 --
 Loans to President ............................................           (5,000)           (67,000)           (72,000)
                                                                    -------------      -------------      -------------
       Net cash used in investing activities ...................       (8,912,260)          (185,774)          (924,431)
                                                                    -------------      -------------      -------------
Cash flows from financing activities:
 Proceeds from sale of stock and warrants ......................          930,851          1,780,920              7,932
 Borrowings ....................................................       17,071,054          4,919,974          3,650,376
 Principal payments on long-term debt ..........................       (9,532,889)        (3,363,287)           (21,032)
 Financing costs ...............................................         (418,200)                --                 --
                                                                    -------------      -------------      -------------
       Net cash provided by financing activities ...............        8,050,816          3,337,607          3,637,276
                                                                    -------------      -------------      -------------
Effect of exchange rate changes on cash ........................               --                 --             (1,954)
Cash acquired from ABS aquisition ..............................               --             25,781                 --
                                                                    -------------      -------------      -------------
Net (decrease) increase in cash ................................         (471,518)           519,033              5,904
Cash at beginning of year ......................................          536,928             17,895             11,991
                                                                    -------------      -------------      -------------
Cash at end of year ............................................    $      65,410      $     536,928      $      17,895
                                                                    =============      =============      =============
Reconciliation of net loss to net cash used in operating
 activities:
 Net loss ......................................................    $    (949,330)     $    (466,454)     $    (179,072)
 Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
    Depreciation and amortization ..............................           93,840             73,584            186,675
    Amortization of deferred credit ............................          (47,700)                --                 --
    Amortization of financing costs ............................           37,390                 --                 --
    Provision for doubtful accounts ............................          892,069            480,623            617,891
   Gain on sale of marketable securities .......................          (49,426)                --                 --
    Deferred income tax benefit ................................       (1,086,000)           (37,000)          (154,000)
    Changes in assets and liabilities (net of business
      acquisitions):
      Accounts receivable ......................................        2,285,846         (1,989,524)        (1,937,596)
      Inventory ................................................         (839,388)        (2,648,689)        (1,593,795)
      Prepaid expenses and other current assets ................          149,887             21,206           (354,728)
      Other assets .............................................          (66,572)            49,126            (51,766)
      Accounts payable and accrued expenses ....................          (30,690)         1,858,547            761,404
                                                                    -------------      -------------      -------------
       Net cash provided by (used in) operating
         activities ............................................    $     389,926      $  (2,658,581)     $  (2,704,987)
                                                                    =============      =============      =============
Supplemental cash flow information:
 Businesses acquired:
   Fair value of assets acquired ...............................    $  19,448,815      $      37,500
                                                                    -------------      -------------
   Cash paid ...................................................        8,431,400              9,375
   Common stock issued .........................................          961,250             28,125
                                                                    -------------      -------------
       Total purchase price ....................................    $   9,392,650      $      37,500
                                                                    -------------      -------------
   Liabilities assumed .........................................    $   6,324,065      $          --
   Negative goodwill (classified as a deferred credit) .........    $   3,732,100      $          --

                See Notes to Consolidated Financial Statements

               BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. PRINCIPAL BUSINESS ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES

     Business activity -- Brake Headquarters U.S.A., Inc. and subsidiaries (the "Company"). The Company is a publicly-owned holding company, substantially all of its current business operations are conducted through two of its wholly-owned subsidiaries, Sanyo Automotive Parts, Ltd. ("Sanyo") and WAWD, Inc. ("WAWD"). Sanyo is a New York corporation formed in 1976, which is currently doing business under the name Brake Headquarters. WAWD, a California corporation acquired by way of a merger on November 17, 1997, is an importer and distributor of high-line European and Asian automotive aftermarket parts. Other operating subsidiaries include Quality First Brakes, Inc., a wholly-owned Delaware subsidiary of the Company ("Quality First"), formed in August 1995, which owns Fifteen Inc., Thirty Three Inc. and Thirty Nine Inc., and are wholesale warehouses for "undercar" parts; ABS Brakes, Inc. ("ABS"), an assembler of domestic brake pads is a wholly-owned New York subsidiary acquired in August 1996.

     Principles of consolidation -- The consolidated financial statements include the accounts of Brake Headquarters U.S.A., Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

     Inventory -- Finished goods inventory, consisting of brake systems, engine parts, and accessories, is stated at the lower of cost (first-in, first-out method) or market.

     Depreciation -- Depreciation of property and equipment is provided for by the straight-line method over the estimated useful lives of the related assets (5 to 40 years). Leasehold improvements are amortized over the lesser of the term of the respective lease or the estimated useful lives of the improvements (10 to 40 years).

     Income taxes -- The Company recognizes deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities.

     Concentration of credit risk -- The Company's customer base consists primarily of retailers, wholesalers and installers of automotive replacement parts throughout North America. On a geographic basis, no area has a disproportionate concentration of credit risk. During the years ended December 31, 1997, 1996 and 1995, less than 10% of the Company's sales were derived from foreign customers. Although the Company is directly affected by the well-being of the replacement parts industry, management does not believe significant credit risk exists at December 31, 1997. The Company performs ongoing credit evaluations of its customers' financial condition. When amounts on specific accounts receivable are judged to be uncollectable by management, those amounts are charged to the allowance for doubtful accounts. During the year ended December 31, 1997, no single customer accounted for more than 10% of net sales. During the years ended December 31, 1996 and 1995, the Company had sales to one customer that accounted for approximately 28% and 17%, respectively, of the Company's net sales. In the fourth quarter of 1996, this customer informed the Company it was consolidating vendors and therefore would no longer use the Company as a prime supplier. In the fourth quarter of 1996, the Company incurred costs of approximately $284,000 relating to the relabeling and freight costs associated with the loss of this customer.

     Financing Costs -- During the year ended December 31, 1997, the Company incurred $418,000 of costs in connection with debt financings (see Note 3). These costs are being amortized over the terms of the respective financings.

     Adoption of Statement of Financial Accounting Standards No. 128 -- During 1997, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share". SFAS 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share. It also requires dual presentation of basic and diluted earnings per share on the face of the income statement. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding (including shares held in escrow, see Note 2 ) and dilutive common equivalent shares (common stock options) outstanding. The net loss used in the determination of the loss per share in 1995 has been adjusted for the $112,730 preferred stock dividend.

               BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

Note 1. PRINCIPAL BUSINESS ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

     Management estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.


     Disclosure about Fair Value of Financial Instruments -- The fair value of the Company's credit facilities approximate fair value and is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

     Supplemental cash flow information of non-cash activities --

1997

     Common stock was issued in connection with the acquisition of WAWD in the amount of $961,250.


1996


     The President purchased 1,000 shares of Series B Preferred Stock for $50,000 in exchange for a reduction in the prior dividend payable to him from the Series A Preferred Stock. A note payable for $258,000 was converted into 91,300 common shares. Common stock was issued for the acquisition of ABS in the amount of $28,125. The Company entered into capital leases for the purchase of computer equipment totaling $282,700.


1995


     Common stock was issued in connection with the exercise of Class F and D warrants, respectively, by an increase in the amount due from President of $16,667.


     Reclassifications -- Certain reclassifications were made to the prior years' financial statements to conform with the current year presentation.


Note 2. ACQUISITIONS

     In November 1997, in a series of transactions, the Company acquired by way of merger substantially all of the assets and certain liabilities of WAWD, a wholly-owned subsidiary of Echlin, Inc., for a total purchase price (including acquisition costs) of $8,431,400 in cash and 130,000 shares of the Company's common stock valued at $961,250. Fifty thousand of the shares issued are being held in escrow for up to 15 months as security for certain indemnification obligations. The shares held in escrow retain all voting and dividend rights and are included in common shares outstanding at December 31, 1997. The Company has accounted for the acquisition of WAWD under the purchase method of accounting and the results of operations of WAWD have been included in the 1997 statement of operations since its date of acquisition. The excess of the estimated fair market value of the net assets acquired over the purchase price was first utilized to reduce long-term assets acquired with the remaining excess of $3,732,100 recorded as a deferred credit (negative goodwill), which is being amortized over a 10 year period. Amortization of the deferred credit was $47,700 during the year ended December 31, 1997, which is included in selling, general and administrative expenses.

     The Company signed an agreement with a consultant providing for common stock to be issued as a retainer, and a fee to be paid based upon the completion of a merger, acquisition or joint venture. A total of 30,000 shares of common stock were issued in March 1997. The Company has recorded the fair value of the common stock issued ($292,500) and the fee (which is in dispute) as costs of the WAWD acquisition.


     Effective August 30, 1996, the Company acquired the net assets of ABS for $37,500 consisting of 6,250 shares of common stock and $9,375 in cash. The fair value of the net assets acquired approximated the purchase price.

               BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

Note 2. ACQUISITIONS  -- (Continued)

     The following summarized, unaudited pro forma results of operations assume the WAWD acquisition occurred at the beginning of the respective year.



                                               1997             1996
                                          --------------   --------------
       Net sales ......................    $67,921,337      $74,957,575
       Net loss .......................    $  (919,491)     $  (336,725)
       Net loss per basic and
        diluted common share ..........    $      (.21)     $      (.09)


Note 3. LONG-TERM DEBT


     Long-term debt consists of the following:




                                                                  1997            1996
                                                             -------------   -------------
       Line of credit (a) ................................   $ 9,508,322     $4,546,556
       Note payable -- credit facility (b) ...............            --      4,850,321
       Line of credit -- WAWD (c) ........................     6,032,732             --
       Convertible subordinated debentures (d) ...........       930,000             --
       Promissory notes (e) ..............................       600,000             --
       Mortgages -- Fairfield, IL. facility (f) ..........       611,060        694,867
       Capital lease (g) .................................       230,495        282,700
                                                             -----------     ----------
                                                              17,912,609     10,374,444
          Less current portion ...........................     1,673,324      4,708,574
                                                             -----------     ----------
                                                             $16,239,285     $5,665,870
                                                             ===========     ==========


   (a) In November 1997, the Company entered into an agreement with a bank to provide a three year line of credit of $12 million. The maximum availability under this agreement at December 31, 1997 was $10,329,000. At the Company's option, the line of credit bears interest at prime or 2 1/4% over LIBOR. The line of credit availability is based upon specified levels of accounts receivable and inventory. The line of credit is collateralized by substantially all of the assets of the Company (except for the assets of WAWD). Proceeds from the line of credit were used to repay the previous line of credit and the note payable -- credit facility.

           The agreement contains certain restrictive covenants with respect to, among others, (i) mergers and acquisitions, (ii) capital expenditures,
       (iii) dividends, and (iv) additional indebtedness. In addition, the line of credit agreement requires that the Company satisfy certain financial covenants. As a result of the Company's results of operations for 1997, the Company failed to satisfy certain financial covenants set forth in the credit agreement as of December 31, 1997. However, the bank provided the Company a waiver of these defaults and has amended the terms of the agreement through the remaining term of the agreement. Based upon projected operating results for the year ended December 31, 1998, management believes that the Company will be in compliance with all amended covenants. Therefore, the line of credit agreement has been classified as long-term at December 31, 1997.


   (b) The credit facility had interest, payable monthly, at the prime rate or the bank's money market rate plus 2 1/4%. The credit facility was secured by substantially all the assets of the Company and was repaid in 1997.

           At December 31, 1996, the Company was in default of several of the covenants of the note-payable -- credit facility, however, the bank provided the Company with a waiver through June 30,

               BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

Note 3. LONG-TERM DEBT  -- (Continued)

    1997 of these defaults and amended the terms of the agreement. Based upon projected operating results for the year ended December 31, 1997, management believed that the Company would be in compliance with all amended covenants. Therefore, the note-payable-credit facility was classified as long-term at December 31, 1996.


   (c) In November 1997, WAWD entered into an agreement with a financial institution to provide a three year line of credit of $12 million. The maximum availability under this agreement at December 31, 1997 was $8,030,000. The line of credit bears interest at prime plus 1%. The line of credit is based upon specific levels of accounts receivable and inventory and is collateralized by substantially all the assets of WAWD.



   (d) In November 1997, the Company issued $1 million, 5% convertible subordinated debentures (the "Debentures"). The Debentures are due November 7, 1998. Interest is payable in either cash or common stock, at the Company's option. The Debentures are convertible into common stock equal to the lesser of $8.56 per share or a price determined based upon a market value formula. The Debentures are redeemable by the Company at 120% of the principal amount, provided that a notice of conversion has not occurred. The Debentureholders also received warrants to purchase 10,000 shares of common stock exercisable for five years at $9.88 per share. The fair value of the warrants ($80,000) at the date of issuance was recorded as paid-in capital with a corresponding reduction in the carrying value of the Debentures. The discount on the Debentures is being amortized as additional interest expense over the term of the Debentures. Such amortization was $10,000 in 1997.


   (e) In November 1997, the Company issued one year, $600,000, 8%, subordinated promissory notes.


   (f) In a series of mortgages due through 2005, the Company financed its Fairfield, Illinois facility. Interest rates range from 5% to prime.


   (g) The capital lease is for the purchase of the Company's computer system. Payments are approximately $7,000 per month through May 2001. The prime rate and LIBOR were 8.5% and 6.0%, respectively, at December 31, 1997.


Annual maturities of long-term debt are as follows:




                Year ending December 31,
                  1998 .................   $ 1,673,324
                  1999 .................       132,138
                  2000 .................    15,684,605
                  2001 .................       110,827
                  2002 .................        69,040
                  Thereafter ...........       242,675
                                           -----------
                                           $17,912,609
                                           ===========

Note 4. SHAREHOLDERS' EQUITY


     Escrow Agreement -- Pursuant to a July 1992 agreement between the Company and the Company's President, in 1995, 250,000 shares held by the Company's President were returned to the treasury of the Company. Since the Company attained the 1994 pre-tax income levels, as defined, 125,000 shares were released from an escrow account to the President and 41,666 Class F warrants were exercised during 1995. The President disputed a prior forfeiture of shares, but waived any claims he had against the Company in exchange for the July 1995 grant of a non-qualified stock option to purchase 180,000 shares of Common Stock at $3.00 per share expiring on July 20, 2000 under the 1995 Plan.

               BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

Note 4. SHAREHOLDERS' EQUITY  -- (Continued)

     Preferred Stock -- In March 1996, the Company amended its Certificate of Incorporation to authorize the issuance of 1,000 shares of Series B preferred stock to be held by the President. The amendment also eliminated all remaining authorized shares of Series A preferred stock. Dividends payable to the President from the Series A preferred stock were offset in part, by the purchase of the Series B preferred stock for $50,000. As the sole shareholder of the Series B preferred stock, which will vote as a separate class, the President has the exclusive right to elect a majority of the Company's Board of Directors until the earlier of the redemption date of March 31, 2001 or the reporting by the Company of at least $75,000,000 in revenue for any year through December 31, 2000. In the event of any liquidation, dissolution or winding-up, the holder of Series B preferred stock will be entitled to an aggregate preference of $50,000, his basis in the stock; any remaining proceeds of liquidation will be distributed pro rata to holders of the common stock.

     In March 1998, the Board of Directors and the Shareholders of the Company, authorized 1,000,000 shares of preferred stock, in one or more series as the Board of Directors determines without further shareholder approval.

     Common Stock -- In February 1998, the Company increased its authorized shares of common stock to 12,000,000 from 6,000,000 which was previously changed from 20,000,000 in March 1996.

     Private Placement -- In July 1996, the Company signed an agreement with a consultant to raise an estimated $5 million through the issuance of common stock and warrants. In August 1996, the Company completed raising additional capital through a private placement by selling 490,000 units at a purchase price of $2.50 per unit. Each unit consists of one share of common stock and two Redeemable Common Stock Purchase Warrants each to purchase one share of common stock of the Company at $3.80 per share until the third anniversary of the initial closing. The Company has received net proceeds of approximately $2,586,000 as of December 31, 1997 from the sale of units and exercise of 414,000 warrants.

Stock Options

     In connection with the WAWD line of credit, (see Note 3), the Company granted the bank a warrant to acquire 45,000 shares of the Company's common stock at an exercise price of $8.03 per share, which expires in November 2002. The bank has an option to require the Company to repurchase the warrant for up to $75,000, based upon a formula, if not previously exercised before the termination of the loan agreement. The $75,000 cost to repurchase the warrant has been capitalized as a deferred financing cost included in other assets and is being amortized as additional interest expense over the term of the line of credit.

1994 Employee Stock Option Plan

     During 1994, the Company established the 1994 Employee Stock Option Plan (the "1994 Plan"). The 1994 Plan provides for the grant of options to employees and other parties to purchase an aggregate of 300,000 shares of common stock. Options to purchase no more than 120,000 shares of common stock may be granted to any one person in any two-year period. The 1994 Plan is administered by the Board of Directors.

     The 1994 Plan allows the Company to grant incentive stock options ("ISOs"), non-qualified stock options ("NQSOs") and stock appreciation rights ("SARs") at any time within 10 years from the date the 1994 Plan was adopted. The exercise price of ISOs may not be less than the fair market value of the common stock on the date of the grant, provided that the exercise price of ISOs granted to an optionee owning more than 10% of the outstanding common stock may not be less than 110% of the fair market value of the common stock on the date of grant. In addition, the aggregate fair market value of common stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

     Options may not have a term exceeding ten years, except that ISOs granted to an optionee owning more than 10% of the outstanding common stock may not have a term of more than five years and ISOs must be granted to and exercised by employees of the Company. Since the adoption of the 1994 Plan, an aggregate of 371,000 options to purchase shares have been granted (123,000 have expired or been canceled); no SARs have been granted.

               BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

Note 4. SHAREHOLDERS' EQUITY  -- (Continued)

1995 Employee Stock Option Plan

     In July 1995, the Company established the 1995 Employee Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the grant of options to employees and other parties of ISOs, NQSOs and SARs to purchase an aggregate of 1,500,000 (increased in March 1998) shares of common stock. The provisions of the 1995 Plan are identical to the above-stated terms of the 1994 Plan.

     During 1997 under the 1995 Plan, the Company granted to certain officers of WAWD five-year options to purchase 80,000 shares of common stock at $6.6875 per share and also granted seven-year options to purchase 180,000 shares of common stock at $6.6875 per share, which options vest after six and one-half years, subject to accelerated vesting upon the achievement of certain performance goals.

     Since the adoption of the 1995 Plan, through December 31, 1997 no ISOs or SARs have been granted. In 1995, NQSOs to purchase 180,000 shares of common stock at $3.00 per share, the fair market value on the date of grant, were granted to the President. The options terminate in July 2000 and are exercisable on a cumulative basis in one-third increments on July 31, 1997, 1998 and 1999. The option becomes immediately exercisable upon a change in control of the Company.

     A summary of stock option transactions under employee stock option plans for each of the three years in the period ended December 31, 1997 are as follows:



                                                         Weighted Average
                                            Options       Exercise Price
                                          -----------   -----------------
Outstanding January 1, 1995 ...........     132,000          $ 2.50
 Granted ..............................     186,000            2.98
 Canceled .............................      (3,000)           2.50
                                            -------
Outstanding December 31, 1995 .........     315,000            2.78
 Granted ..............................      91,000            4.71
                                            -------
Outstanding December 31, 1996 .........     406,000            3.21
 Granted ..............................     302,000            6.69
 Exercised ............................      (8,000)           3.00
                                            -------
Outstanding December 31, 1997 .........     700,000            4.72
                                            =======
Exercisable:
 December 31, 1996 ....................     175,000            3.24
                                            =======
 December 31, 1997 ....................     253,000            3.36
                                            =======

Employee Stock Bonus Plan

     In April 1995, the Company adopted the Employee Stock Bonus Plan which enables all full-time employees to purchase shares of common stock at 85% of the then fair market value through payroll deductions. During 1997, 1996 and 1995, 1,937, 5,637 and 3,064 shares, respectively, were issued from the 100,000 shares available for sale under the plan.

               BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

Note 4. SHAREHOLDERS' EQUITY  -- (Continued)

     The following tables summarize information about stock options outstanding at December 31, 1997:

                                    Options Granted                   Options Exercisable
                        ----------------------------------------   -------------------------
                                          Weighted     Weighted                     Weighted
                                          Average       Average                     Average
       Range of             Number       Remaining     Exercise        Number       Exercise
   Exercise Prices       Outstanding        Life         Price      Exercisable      Price
---------------------   -------------   -----------   ----------   -------------   ---------
    $2.25 - $3.00          331,000      2.4 years     $ 2.79          186,000      $ 2.66
     3.75 - 5.63            67,000      3.9 years       5.32           67,000        5.32
     6.69 - 6.75           302,000      6.0 years       6.69               --          --
                           -------      -----------   ------          -------      ------
                           700,000      4.1 years     $ 4.72          253,000      $ 3.36
                           =======      ===========   ======          =======      ======

     The estimated fair value of options granted during 1997 and 1996 was $5.42 and $4.13 per share, respectively. The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option and purchase plans. No compensation cost has been recognized for the Company's stock option and stock purchase plan. Had compensation cost for the Company's stock option and stock purchase plans been determined based on the fair value at the option grant dates for awards in accordance with the accounting provisions of SFAS 123, the Company's net loss and loss per share for the years ended December 31, 1997 and 1996 would have been increased to the pro forma amounts indicated below:

                                                   1997             1996             1995
                                              --------------   --------------   --------------
Net loss applicable to common shareholders
 As reported ..............................    $   (949,330)     $ (466,454)      $ (291,802)
 Pro forma ................................      (1,215,430)       (563,298)        (317,905)
Net loss per basic and diluted common share
 As reported ..............................    $       (.22)     $     (.13)      $     (.10)
 Pro forma ................................            (.28)           (.16)            (.10)

     The fair value of options granted under the Company's fixed stock option plans during 1997 and 1996 was estimated on the dates of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used: expected volatility of approximately 92% for 1997 and 125% for 1996, risk free interest rate of approximately 6%, and expected lives of option grants of approximately five years. Pro forma compensation cost related to shares purchased under the Employee Stock Purchase Plan is measured based on the discount from market value. The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future pro forma effects. SFAS 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

Note 5. INCOME TAXES


     Provision (benefit) for income taxes consists of the following:


                           1997            1996             1995
                      -------------   --------------   -------------
Federal:
 Current ..........    $  353,000       $ (176,000)     $   81,000
 Deferred .........      (849,000)         (34,000)       (123,000)
                       ----------       ----------      ----------
                         (496,000)        (210,000)        (42,000)
                       ----------       ----------      ----------
State and Local:
 Current ..........       156,000           45,000          47,000
 Deferred .........      (237,000)          (3,000)        (31,000)
                       ----------       ----------      ----------
                          (81,000)          42,000          16,000
                       ----------       ----------      ----------
                       $ (577,000)      $ (168,000)     $  (26,000)
                       ==========       ==========      ==========

               BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

Note 5. INCOME TAXES  -- (Continued)

     The total provision (benefit) for income taxes differs from that amount which would be computed by applying the U.S. federal tax rate to the loss before income taxes. The reasons for these differences are as follows:



                                                                   1997            1996            1995
                                                                  ------          -------         ------
Statutory federal income tax rate .............................   (34.0)%         (34.0)%         (34.0)%
State and local income taxes, net of federal benefit ..........   ( 4.2)            4.8             7.7
Permanent and other differences ...............................      .4             2.8            13.6
                                                                  -----           -----           -----
                                                                  (37.8)%         (26.4)%         (12.7)%
                                                                  =====           =====           =====

     The tax effects of temporary differences that give rise to significant portions of deferred tax (liability) asset consist of the following:



                                                     1997             1996
                                                 ------------      --------
Inventory ..................................     $ (1,463,000)     $272,000
Accounts receivable ........................          (67,000)      103,000
Depreciation ...............................          (13,000)       15,000
Accruals not currently deductible ..........          203,000        58,000
Other ......................................           75,000        29,000
                                                 ------------      --------
                                                 $ (1,265,000)     $477,000
                                                 ============      ========

     The Company has generated taxable income for each of the three years prior to the year ended December 31, 1996. The loss for income tax purposes generated in 1996 was carried back in full to prior years resulting in a refund of taxes paid to such extent. As such, the Company believed that positive evidence existed and that it was more likely than not that the deferred tax asset at December 31, 1996 would be realized and therefore no valuation allowance was deemed necessary.

Note 6. OTHER INCOME

     During 1997, the Company received $100,000 from the sale of certain fully amortized intangible assets. Additionally, the Company recorded a gain on the sale of marketable equity securities in the amount of $48,000. Such amounts are reported as other income in the year ended December 31, 1997. As of December 31, 1997, the Company had marketable equity securities of $246,000 (cost approximates market value) which are included in other current assets.

Note 7. COMMITMENTS AND CONTINGENCIES

     The Company leases warehouse and office space under noncancelable operating leases. Aggregate future minimum lease payments are as follows:



Year ending December 31,
    1998 ..............................................    $1,275,033
    1999 ..............................................       715,746
    2000 ..............................................       390,390
    2001 ..............................................       245,536
    2002 ..............................................       201,229
  Thereafter ..........................................         1,200
                                                           ----------
                                                           $2,829,134
                                                           ==========


     Rent expense for the years ended December 31, 1997, 1996 and 1995 amounted to $495,000, $440,000 and $354,000, respectively, which includes $280,500,
$312,000 and $312,000, respectively, which was paid to the Company's President.

               BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

Note 7. COMMITMENTS AND CONTINGENCIES  -- (Continued)

     In November 1997, in connection with the WAWD acquisition (see Note 3), the Company entered into three-year employment agreements with two officers of WAWD providing for annual compensation of $110,000 for the first year and increasing to $120,000 for the second and third years plus incentive compensation based on the performance of WAWD for the years ending December 31, 1999 and 2000.

     In June 1996, the Company settled an action against a former customer to collect $971,000 of accounts receivable. Inventory totaling approximately $459,000, was returned to the Company. As a result of the above settlement and available reserves, the Company recorded an expense of a $212,000 in 1996. Mutual releases were exchanged for all claims and counter claims.

     In July 1995, the Company entered into a three-year employment agreement with the President providing for a minimum annual salary of $156,000, with a bonus at the discretion of the Board of Directors, determined based upon the profitability of the Company. No bonus was paid for the years ended December 31, 1997, 1996 and 1995.

Note 8. SAVINGS PLAN

     The Company established in November 1996 a tax deferred saving plan ("401(k) Plan") for all employees who meet certain eligibility requirements. The Company did not make any contributions to this plan in 1997 and 1996.

Note 9. ADOPTION OF NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 130, "Reporting Comprehensive Income", which requires a statement of comprehensive income to be included in the financial statements for fiscal years beginning after December 15, 1997. The Company is presently designing such statement and accordingly, will include such statement beginning with the first quarter of 1998.

     In addition, in June 1997, the FASB issued SFAS 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS 131 requires disclosures of certain information about operating segments and about products and services, the geographic areas in which a company operates and their major customers. The Company is presently in the process of evaluating the effect this new standard will have on disclosures in the Company's financial statements and the required information will be reflected in the year ended December 31, 1998 financial statements.

Note 10. FOURTH QUARTER ADJUSTMENTS

     Excluding the results of WAWD, during the fourth quarter of 1997 the Company experienced a dramatic decrease in sales levels. In the fourth quarter of 1997, the Company had net sales of $4,009,821 as compared with $7,404,405 during the fourth quarter of 1996. This decrease was caused by the loss of Autozone, Inc. The Company had sales to this customer of approximately $3.4 million during the fourth quarter of 1996, as compared with no sales to this customer in the fourth quarter of 1997. Included within operating expenses for 1997 was an increase in the provision for doubtful accounts of $867,000 during the fourth quarter. The increase in the provision for doubtful accounts was primarily a result of the adjustment in the carrying value in two large accounts receivable balances. The Company incurred additional borrowings during the fourth quarter of 1997 to support the increase in inventory levels. As a result, interest expense increased to $290,246 during the fourth quarter of 1997 from $200,210 during the third quarter of 1997. These combined factors contributed to the pre tax loss of $1,526,330.

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      March 31, 1998
                                                                       (Unaudited)           December 31, 1997
                                                                      --------------         -----------------
ASSETS

Current Assets:
     Cash                                                              $    258,353            $     65,410
     Accounts receivable, less allowance for doubtful
        accounts of $1,188,000 and $1,179,000                            10,609,533               8,910,085
     Inventory                                                           23,230,866              25,814,917
     Prepaid expenses and other current assets                              371,345                 754,761
                                                                       ------------            ------------
           Total current assets                                          34,470,097              35,545,173

Property and Equipment - net                                              1,633,046               1,638,749
Other Assets                                                                656,650                 674,571
Due from President                                                           60,874                  60,874
Deferred Tax Asset                                                          261,000                 261,000
                                                                       ------------            ------------
           Total Assets                                                $ 37,081,667            $ 38,180,367
                                                                       ============            ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
     Accounts payable                                                  $  6,509,370            $  6,546,436
     Accrued expenses and other current liabilities                       2,305,995               2,061,752
     Current portion of long-term debt                                    1,673,324               1,673,324
     Deferred tax liability                                               1,145,000               1,526,000
                                                                       ------------            ------------
           Total current liabilities                                     11,633,689              11,807,512
                                                                       ------------            ------------

Long-term Debt                                                           15,590,397              16,239,285
Deferred Credit                                                           3,591,404               3,684,404
                                                                       ------------            ------------
           Total liabilities                                             30,815,490              31,731,201
                                                                       ------------            ------------

Shareholders' Equity:
     Series B preferred stock - $.001 par value; authorized,
         issued and outstanding 1,000 shares                                      1                       1
     Common stock - $.001 par value; authorized 6,000,000
        shares, issued and outstanding 4,563,321 shares                       4,563                   4,563
     Additional paid-in capital                                          17,022,258              17,022,258
     Accumulated deficit                                                (10,760,645)            (10,577,656)
                                                                       ------------            ------------
           Total shareholders' equity                                     6,266,177               6,449,166
                                                                       ------------            ------------

           Total Liabilities and Shareholders' Equity                  $ 37,081,667            $ 38,180,367
                                                                       ============            ============

                                See Notes to Consolidated Financial Statements

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                                              Three Months Ended
                                                                   March 31, 1998           March 31, 1997
                                                                   --------------           --------------
Sales                                                               $ 17,179,005            $  8,144,874
   Less returns and allowances                                          (790,496)               (613,454)
                                                                    ------------            ------------
Net sales                                                             16,388,509               7,531,420
Cost of goods sold                                                    11,679,601               5,620,325
                                                                    ------------            ------------

Gross profit                                                           4,708,908               1,911,095

 Selling, general and administrative expenses                          4,566,872               1,769,619
                                                                    ------------            ------------

Income from operations                                                   142,036                 141,476
                                                                    ------------            ------------

Other income (expense):
    Other income                                                          12,620                 114,846
    Interest expense                                                    (448,645)               (202,083)
                                                                    ------------            ------------
                                                                        (436,025)                (87,237)
                                                                    ------------            ------------

(Loss) income before benefit (provision) for income taxes               (293,989)                 54,239

Benefit (provision) for income taxes                                     111,000                 (21,000)
                                                                    ------------            ------------

Net (loss) income                                                   $   (182,989)           $     33,239
                                                                    ============            ============

Net (loss) income per basic and diluted share                       $       (.04)           $        .01
                                                                    ============            ============


Weighted average number of common shares outstanding                   4,563,321               4,219,284
                                                                    ============            ============

                                  See Notes to Consolidated Financial Statements

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASHFLOWS

                                  (Unaudited)

                                                                                      Three Months Ended
                                                                                March 31, 1998      March 31, 1997
                                                                              ------------------  -----------------
Cash flows from operating activities:
    Cash received from customers                                                 $15,036,151          $ 7,822,715
    Cash paid to suppliers and employees                                          13,306,664)          (6,932,216)
    Interest paid                                                                   (462,310)            (202,083)
    Taxes paid                                                                      (396,172)             (28,322)
                                                                                  -----------         ------------
             Net cash provided by operating activities                               871,005              660,094
                                                                                  -----------         ------------

Cash flows from investing activities:
    Capital expenditures                                                             (29,174)             (33,818)
    Loans to President                                                                     -               (5,000)
                                                                                  -----------         ------------
             Net cash used in investing activities                                   (29,174)             (38,818)
                                                                                  -----------         ------------

Cash flows from financing activities:
    Proceeds from sale of stock and warrants                                              --               77,200
    Repayments of notes payable and long term debt                                  (606,286)            (855,442)
    Principal payments on long-term debt                                             (42,602)             (34,499)
                                                                                  -----------         ------------
             Net cash used in financing activities                                  (648,888)            (812,741)
                                                                                  -----------         ------------

Net increase (decrease) in cash                                                      192,943             (191,465)
Cash at  beginning of period                                                          65,410              536,928
                                                                                  -----------         ------------
Cash at end of period                                                              $ 258,353            $ 345,463
                                                                                  ===========         ============
Reconciliation of net income to net cash used in operating activities:
    Net (loss) income                                                             $ (182,989)            $ 33,239
    Adjustments to reconcile net (loss) income to net cash provided by
    (used in) operating activities:
     Depreciation and amortization                                                    34,877               24,844
     Amortization of deferred credit                                                 (93,000)                  --
     Amortization of financing costs                                                  25,242                   --
     Provision for doubtful accounts                                                  56,085                   --
     Gain on sale of marketable securities                                           (12,620)                  --
     Changes in assets and liabilities:
           Accounts receivable                                                    (1,755,533)             309,208
           Inventory                                                               2,584,051            1,748,893
           Prepaid expenses and other current assets                                 370,794               21,908
           Other assets                                                               17,921              (19,819)
           Accounts payable and accrued expenses                                     207,177           (1,458,179)
           Deferred tax Liability                                                   (381,000)                  --
                                                                                  -----------         ------------

             Net cash provided by operating activities                             $ 871,005            $ 660,094
                                                                                  ===========         ============


Supplemental information of non-cash financing activities:

    During the quarter ended March 31, 1997, thirty thousand shares of common stock were issued to a merger and acquisition firm. The fair value of the common stock issued was $296,250.

                See Notes to Consolidated Financial Statements

                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1

Basis of Presentation

           The accompanying unaudited consolidated financial statements of Brake Headquarters U.S.A., Inc. and subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. There has been no significant changes of accounting policies since December 31, 1997.

Note 2

Long-term Debt

         The Company was in technical default under its credit facilities at December 31, 1997 and March 31, 1998. The bank has issued a waiver of the default and amended the terms of the agreements through the remaining term of the agreement.


Note 3

Stockholders' Equity

         In April 1998, the Company increased the authorized shares from 6,000,000 to 12,000,000 shares. Additionally, the Board of Directors and the shareholders of the Company authorized 1,000,000 shares of preferred stock in one or more series at the discretion of the Board of Directors.

         On April 29, 1998, the Company completed a private financing of $1,500,000 principal amount of 8% subordinated convertible debentures due April 30, 2000 (the "Debentures"). The two foreign investors (the "Purchasers") also received five-year warrants to purchase an aggregate of 15,000 shares of Common Stock at $3.93 per share. The Debentures are convertible, commencing the earlier of 60 days from the date of closing or the effective date of a Registration Statement covering the shares of Common Stock underlying the Debentures and Warrants, at a conversion rate equal to the greater of (a) the lower of (i) 80% of the Market Price on the Conversion Date, or (ii) $3.77; or (b) the Floor Price of $2.00 per share. The Debentures are redeemable, with the consent of the Company's lender, at any time at 120% of their principal amount plus all accrued Price falls below the Floor Price.

         The Company and the Purchasers have agreed to sell and purchase, respectively, up to an additional $4 million principal amount of Debentures during the next 12 months provided certain market conditions are met. The Company also granted the Purchasers a Right of First Refusal for a 120 day period ending after the later of the effective date of the Registration Statement or the latest closing date of the sale of additional Debentures.

         The Company agreed to repay $500,000 of the 5% Convertible Subordinated Debentures issued in November 1997, and the Company is waiting for approval from its senior lender.

Note 4

Commitments

           In May 1998, the Company entered into a 5 year agreement to lease new facilities in its San Francisco warehouse and offices. The monthly lease payment is $22,204 plus annual increases.

================================================================================


No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of by any time subsequent to the date of this Prospectus.

                                 --------------

                                TABLE OF CONTENTS
                                                                         Page
                                                                         ----
AVAILABLE INFORMATION......................................................3
INFORMATION INCORPORATED BY REFERENCE......................................3
PROSPECTUS SUMMARY.........................................................4
SUMMARY FINANCIAL DATA.....................................................7
RECENT DEVELOPMENTS........................................................8
RISK FACTORS...............................................................8
USE OF PROCEEDS...........................................................15
SELECTED FINANCIAL DATA...................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................17
SELLING SECURITYHOLDERS...................................................21
PLAN OF DISTRIBUTION......................................................24
COMMISSION POSITION ON INDEMNIFICATION
         FOR SECURITIES ACT LIABILITIES...................................24
LEGAL MATTERS.............................................................24
EXPERTS  .................................................................24
FINANCIAL STATEMENTS.....................................................F-1



================================================================================

                              1,902,566 SHARES OF



                                  COMMON STOCK


                            566,000 CLASS A WARRANTS


                               ------------------


                         BRAKE HEADQUARTERS U.S.A., INC.




                      ------------------------------------


                                   PROSPECTUS


                      ------------------------------------




                                July __, 1998


=============================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

                  Expenses payable in connection with the issuance and distribution of the securities being registered (estimated, except in the case of the registration fee) are as follows:

                                                    Amount
                                                 ----------
SEC Registration Fee                              $2,285.28
Printing                                           1,000.00
Legal Fees and Expenses                           40,000.00
Accounting Fees                                    5,000.00
Transfer Agent's and Registrars                    2,000.00
Fees
Miscellaneous                                      4,714.72
                                                 ----------
TOTAL                                            $55,000.00
                                                 ==========


         The above fees will be paid by the Company.

Item 15. Indemnification of Officers and Directors

         Except to the extent hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the registrant (the "Company") is insured or indemnified in an manner against liability which he may incur in his capacity as such.

         The Placement Agent Agreement dated July 10, 1996 by and between the Company and G-V Capital Corp. (the "Placement Agent") contains provisions under which the Company has agreed to indemnify the Placement Agent (including officers and directors of the Company and the Placement Agent and any person who may be deemed to control the Placement Agent or the Company) against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         Pursuant to the terms of a Private Placement Subscription Agreement ("PPSA") dated November 7, 1997, among the Company, Excalibur Limited

Partnership ("Excalibur") and Gundyco in trust for RRSP550-98866-19 ("Gundyco," and together with Excalibur, "the Holders"), the Company issued 5% convertible subordinated debentures and warrants to the Holders. The PPSA provided the Holders with registration rights for the Common Stock underlying the Debentures and Warrants. Under the provisions of a registration rights agreement dated November 7, 1997, among the Company and the Holders, the Company has agreed to indemnify the Holders (including officers, directors, members, partners and each person deemed to control the Holders), against certain liabilities, including liabilities under the Securities Act.

         The common stock purchase warrant ("Warrant") dated November 19, 1997 issued by the Company to The CIT Group/Credit Finance, Inc. ("CIT") contains provisions under which the Company has agreed to indemnify CIT (or other holders of the Creditor's Warrant) against certain liabilities, including liabilities under the Securities Act.

         Article Seventh of the Company's certificate of incorporation and
Article VI of the Company's by-laws provide for the indemnification of officers and directors to the fullest extent allowed by Section 145 of the Delaware General Corporation Law (the "GCL").

         The GCL provides, in part, that no director shall be personally liable to a corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except:

         (i) for breach of the director's duty of loyalty to the corporation or its stockholders;

         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         (iii) pursuant to Section 174 of the GCL; or

         (iv) for any transaction from which the director derived an improper personal benefit.

         The Company will, to the full extent permitted by the GCL, as amended from time to time, indemnify all persons indemnifiable pursuant thereto.

Item 16.  Exhibits

         (a) Exhibits

Exhibit No.

3.1 Certificate of Incorporation of the Company, as amended and restated, filed April 28, 1998.

5.1 Opinion of Snow Becker Krauss P.C. regarding legality of securities being registered.*

23.1   Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1).*

23.2   Consent of Deloitte & Touche LLP.*

23.3   Consent of Deloitte & Touche LLP.*



------------
*Filed Herewith

Item 17.  Undertakings

         The undersigned registrant hereby undertakes:


                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           (2) For the purpose of determining any liability
              under the Securities Act of 1933, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
              post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

              For the purpose of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling persons in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on the 14th day of July 1998.

                                    BRAKE HEADQUARTERS U.S.A., INC.

                                    By: /s/ Joseph Ende
                                        -----------------------------------
                                        Joseph Ende, President

                              POWER OF ATTORNEY


                  Each of the undersigned hereby constitutes and appoints Marc
J. Ruskin as their true and lawful attorney-in-fact, with full power of substitution and resubstitution for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each such attorney-in-fact or agent or substitute lawfully does or causes to be done by virture hereof.


                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:


           Name                                  Title                                        Date
           ----                                  -----                                        ----


/s/ Joseph Ende                        Chairman of the Board of Directors,                  July 14, 1998
-------------------------------        President and Chief Executive
    Joseph Ende                        Officer (Principal Executive Officer)

/s/ Marc J. Ruskin                     Chief Financial Officer (Principal                   July 14, 1998
-------------------------------        Financial and Accounting Officer)
    Marc J. Ruskin                     and Director

/s/       *                            Secretary and Director                               July 14, 1998
-------------------------------
    Sandra Ende

/s/       *                            Director                                             July 14, 1998
-------------------------------
    Adam E. Budish

/s/ Elliot H. Lutzker                  Director                                             July 14, 1998
-------------------------------
    Elliot H. Lutzker

*/s/ Marc J. Ruskin
-----------------------------------
Marc J. Ruskin as attorney-in-fact
for each of the above-named persons




                BRAKE HEADQUARTERS U.S.A., INC. AND SUBSIDIARIES

                Schedule II - Valuation and Qualifying Accounts


          Column A                 Column B      Column C       Column D       Column E

                                   Balance at    Charged to                    Balance at
                                   Beginning      Costs and                       End of
         Description                of Period    Expenses       Deduction        Period
-------------------------------   -----------    ----------     ---------      ----------

Allowance for Doubtful Accounts:
Year ended December 31, 1997       $ 372,000     $ 893,000      $  86,000 (A)  $1,179,000

Year ended December 31, 1996       $ 288,000     $ 480,000      $ 396,000 (A)  $  372,000

Year ended December 31, 1995       $  75,000     $ 618,000      $ 405,000 (A)  $  288,000


(A) Represents amounts written off. Normal recurring credits and returns are charged against sales.

                                 EXHIBIT INDEX



Exhibit No.
-----------

5.1 Opinion of Snow Becker Krauss P.C. regarding legality of securities being registered.

23.1   Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1).

23.2   Consent of Deloitte & Touche LLP.

23.3   Consent of Deloitte & Touche LLP.


------------